EXHIBIT 10.1

PURCHASE AND SALE AGREEMENT

AMONG

CIL&D, LLC

KAISER EAGLE MOUNTAIN, LLC

EAGLE MOUNTAIN MINING & RAILROAD COMPANY, LLC

EAGLE MOUNTAIN ACQUISITION LLC,

EAGLE MOUNTAIN LLC

AND

EAGLE CREST ENERGY COMPANY

TABLE OF CONTENTS

1.	Joint Escrow		2

2.	[Reserved]		2

3.	Purchase of KEM Units and Purchase Price		2

4.	Security for the Timely Performance of the Promissory Notes		3

	4.1	Security for the $4.25 Million Note	3
	4.2	Security for the $19 Million Note	3

5.	Purchase of Lot 104		4

6.	Eagle Mountain Railroad		4

7.	Mining Rights		4

8.	Additional Transaction Documents		4

9.	Dismissal of Project Claims and Eminent Domain		5

	9.1	State Water Board Dismissal	5
	9.2	FERC Dismissal	5
	9.3	Minimum Value of Just Compensation	5

10.	Due Diligence		6

11.	Conditions Precedent to the Obligations of Seller		6

	11.1	Buyer’s Representations And Warranties Remain True	6
	11.2	Payment of the Purchase Price	6
	11.3	Minimum Shareholder Guaranties and Shareholder Pledge Agreements	6
	11.4	Receipt and Recordation of $4.25 Million Note Security Documents	6
	11.5	Receipt and Recordation of $19 Million Note Security Documents	7
	11.6	Receipt of Certain Agreements	7
	11.7	Lot 104 Sale	7
	11.8	Performance of Covenants	7
	11.9	No Injunction	7
	11.10	Title Policy	7
	11.11	Escrow Agreement	7

12.	Conditions Precedent to the Obligations of Buyer		7

	12.1	Seller’s Representations and Warranties Remain True	7
	12.2	Performance of Covenants	8
	12.3	Delivery of KEM Units	8
	12.4	Receipt of Certain Agreements	8
	12.5	Reserved	8
	12.6	Lot 104 Documents	8
	12.7	No Injunction	8
	12.8	Resignations and Appointments	8
	12.9	Title Policy	8
	12.10	Escrow Agreement	9
	12.11	Termination of Certain Material Contracts	9
	12.12	Unwinding of the 1999 BLM Land Exchange	9
	12.13	Administrative Management Services Agreement	9
	12.14	Termination, Settlement & Net Revenue Sharing Agreement	9
	12.15	FIRPTA Certificate	10
	12.16	Railroad Contribution	10

i

13.	Closing		10

14.	Representations and Warranties of Seller		10

	14.1	Organization and Authorization	10
	14.2	Ownership	10
	14.3	No Violation	11
	14.4	Certain Litigation	11
	14.5	Environmental Conditions	11
	14.6	Material Contracts	12
	14.7	KEM Assets & Liabilities	12
	14.8	Employees and Employee Matters	12
	14.9	Compliance	13
	14.10	Insurance	13
	14.11	Entity Documents	13
	14.12	Brokers	13
	14.13	Tax Matters	13
	14.14	Eagle Mountain Property	14
	14.15	Books & Records	15
	14.16	Affiliate Transactions	15
	14.17	Operations of KEM	15
	14.18	Town Site License Agreements	15
	14.19	Reserved	15
	14.20	Disclosure	15
	14.21	No Additional Representations; Knowledge Defined	15

15.	Representations and Warranties of Buyer		16

	15.1	Organization and Authorization	16
	15.2	Buyer has no Interest in KEM Until the Purchase Price is Paid	16
	15.3	Securities Law Matters	16
	15.4	Discharge of Implied Warranties	17

16.	Nature and Survival of Representations		17

17.	“AS IS, WHERE IS”		17

18.	Financial Assurances		18

19.	Termination and Remedies		18

	19.1	[Reserved]	18
	19.2	Termination and Abandonment	18
	19.3	Effects of Termination	18

20.	Additional Obligations and Matters		19

	20.1	Records	19
	20.2	Commission and Fees Payable by Seller	19
	20.3	Commissions and Fees Payable by Buyer	19
	20.4	Cooperation	19

21.	Tax, Proration and Other Covenants		20

	21.1	Taxes	20
	21.2	Prorations	20
	21.3	Indemnity by KEM	21
	21.4	Affirmative Covenants and Agreements of Seller	22
	21.5	Negative Covenants and Agreements of Seller	22
	21.6	Negative Covenants and Agreements of Buyer, Parent and Eagle Crest	24
	21.7	Excluded Liabilities	24
	21.8	Covenant to Convey the Eagle Mountain Property	24
	21.9	Leases	25

	21.10	Indemnification	25
	21.11	Environmental Covenants	29

22.	Miscellaneous Provisions		29

	22.1	Expenses	29
	22.2	Time is of the Essence	29
	22.3	Computation of Time	29
	22.4	Third Party Beneficiaries	29
	22.5	Definition of Affiliate	29
	22.6	Waiver	29
	22.7	Governing Law; Submission to Jurisdiction; Waivers	30
	22.8	Binding Effect and Restrictions on Assignment by Buyer	30
	22.9	Entire Agreement	30
	22.10	Headings	31
	22.11	Notices	31
	22.12	Counterparts	32
	22.13	Severability	33
	22.14	Reserved	33
	22.15	Schedules	33

Exhibits

EXHIBITS	DESCRIPTION

“A”	Eagle Mountain Assets

“B”	$4.25 Million Note

“C”	$19 Million Note

“D”	KEM $4.25 Million Note Guaranty

“E”	Deed of Trust

“F”	Eagle Crest Guaranty

“G”	Shareholder Guaranty

“H”	Shareholder Pledge Agreement

“I”	Parent $4.25 Million Note Guaranty

“J”	Parent Pledge Agreement

“K”	Buyer Pledge Agreement

“L”	KEM $19 Million Note Guaranty

“Q”	Lot 104 Sale Agreement

“R”	Railroad Assets

“S”	Railroad Operating Agreement

“T”	Mining Agreement

“U”	Access Agreement

“V”	Utilities Agreement

“W”	State Water Board Dismissal

“X”	FERC Dismissal

“Y-1”	Listing of Officers and Managers of Subsidiaries

“Y-2”	Form of Resignation Letter

“Z”	Form of Assignment of Contracts

“AA”	Form of Railroad Assets Contribution Agreement

“BB”	Form of Second Amendment to Administrative Management and Services Agreement

“CC”	Form of Amendment to Revenue Sharing Agreement

“DD”	Form of Office Lease

“EE”	Form of Warehouse and Maintenance Lease

“FF”	FPN Lease

SCHEDULES

14.4	Litigation/Claims

14.5	Environmental Matters

14.6	Kaiser Eagle Mountain Material Contracts List

14.7	Assets & Liabilities other than Kem Assets

14.9	Compliance

14.10	Insurance

14.14	Eagle Mountain Property

14.16	Affiliate Transactions

18	Financial Assurances

21.1(c)	Purchase Price Allocation

DISCLOSURE SCHEDULE	CIL&D Retained Rights

v

PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT (this “Agreement”) is entered into on the 25th day of June, 2015 (the “Effective Date”), by and among CIL&D, LLC, a Delaware limited liability company (“Seller”), KAISER EAGLE MOUNTAIN, LLC, a Delaware limited liability company and wholly-owned subsidiary of Seller (“KEM”), EAGLE MOUNTAIN MINING & RAILROAD, LLC, a Delaware limited liability company and wholly-owned subsidiary of Seller (“EMMR”), EAGLE MOUNTAIN ACQUISITION LLC, a Delaware limited liability company (“Buyer”), EAGLE MOUNTAIN LLC, a Delaware limited liability company (“Parent”), and EAGLE CREST ENERGY COMPANY, a California corporation (“Eagle Crest”). Seller, KEM, EMMR, Buyer, Parent and Eagle Crest are individually referred to herein as a “Party” and collectively as the “Parties.” Buyer, Parent and Eagle Crest are also sometimes individually referred to as a “Buyer Party” and collectively as the “Buyer Parties.” Seller, KEM and EMMR are also sometimes individually referred to as a “Seller Party” and collectively as the “Seller Parties.”

RECITALS

A. Seller owns 100% of the ownership interest (the “KEM Units”) in KEM and Buyer desires to purchase the KEM Units from Seller and Seller is willing to sell the KEM Units to Buyer upon the terms and conditions provided in this Agreement. The assets of KEM relate to the site commonly referred to as the Eagle Mountain mine, which is located in Riverside County, California and the real property, mining and mill site claims, personal property and any rights or interests related to the Eagle Mountain mine site that may be owned or controlled by KEM are generally depicted and described in EXHIBIT “A” attached hereto (collectively the “KEM Assets”); provided, however, the Eagle Mountain railroad and its obligations and related real property (including the railroad spur), rights-of-way, easements, fixtures, vehicles and equipment as more fully described in Exhibit “R” (collectively, the “Railroad Assets”) are expressly excluded from the KEM Assets as at the time of the sale of the KEM Units to Buyer and the Railroad Assets will be transferred from KEM to EMMR prior to the closing of such sale pursuant to that certain Railroad Asset Contribution Agreement (as defined below).

B. In addition to Buyer’s purchase of the KEM Units from Seller, Buyer desires to purchase Lot 104 consisting of approximately 3.5 acres located in the Lake Tamarisk Subdivision (the “Lot 104”) from Lake Tamarisk Development, LLC, a Delaware limited liability company and wholly-owned subsidiary of Seller (“Lake Tamarisk”). The sale of Lot 104 shall occur concurrently with the Closing (as defined below) of the Sale Transaction (as defined below), pursuant to that certain Lot 104 Sale Agreement (as defined below), and the satisfaction of all conditions to closing under the Lot 104 Sale Agreement (so as to permit the concurrent closing of the sale of Lot 104 with the Closing of the Sale Transaction) shall be a condition precedent to Buyer’s obligation to proceed to Closing under this Agreement.

C. The Parties desire to enter into this Agreement and to pursue the transactions and other agreements contemplated hereby, which, along with the payment of the Purchase Price, is referred to herein as the “Sale Transaction.”

D. As a part of the Sale Transaction and concurrently with the Closing, KEM shall enter into that certain Mining Agreement (as defined below) with EMMR.

E. Eagle Crest is the developer of hydro-electric and water storage projects that, along with other activities related thereto, would be constructed, maintained and operated on portions of the Eagle Mountain Property (the “Project”) pursuant to the Federal Energy Regulatory Commission (“FERC”) License issued in June 2014 (the “License”). Upon the acquisition of KEM by Buyer, the Buyer Parties and KEM, and their respective owners (including Eagle Crest), will all be Affiliates (as defined below) and they will directly and indirectly benefit from the Sale Transaction.

AGREEMENT

NOW, THEREFORE, for and in consideration of the mutual promises and covenants contained herein, and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the Parties hereto agree as follows:

1. JOINT ESCROW. Concurrently with the execution of this Agreement, the Parties, and First American Title Insurance Company (“Escrow Agent” or “Title Company”) will enter into that certain Escrow Instructions and Agreement of even date with this Agreement (the “Escrow Agreement”) providing for a joint escrow (the “Escrow”) and the closing of the Sale Transaction (the “Closing”) pursuant to the terms, procedures, covenants and conditions set forth in the Escrow Agreement.

2. [RESERVED]

3. PURCHASE OF KEM UNITS AND PURCHASE PRICE. Subject to the terms and conditions set forth in this Agreement, Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, on the Closing Date (as defined below), the KEM Units. In addition to the value of the other consideration to be received by or for the benefit of Seller as provided in this Agreement, the purchase price payable by Buyer for the KEM Units shall be Twenty-Four Million Nine Hundred Fifty Thousand Dollars and No Cents ($24,950,000.00) exclusive of the amount of the interest that may accrue and be payable under the promissory notes described below (the “Purchase Price”), with the Purchase Price payable as follows:

(a) Upon Closing, Seller shall be paid One Million Seven Hundred Thousand Dollars and No Cents ($1,700,000.00) in cash (the “Cash Down Payment”);

(b) Upon Closing, Seller shall receive Buyer’s executed promissory note on the terms and in the form attached hereto as Exhibit “B” in the principal amount of Four Million Two Hundred Fifty Thousand Dollars and No Cents ($4,250,000.00) which note shall accrue interest at the rate of six percent (6%) per annum compounded annually and with such other terms and conditions as set forth therein (the “$4.25 Million Note”). Buyer’s payment of the $4.25 Million Note shall be guaranteed and secured as provided in Section 4.1 below; and

(c) Upon Closing, Seller shall receive Buyer’s executed promissory note on the terms and in the form attached as Exhibit “C” in the principal amount of Nineteen Million Dollars and No Cents ($19,000,000.00) which note shall accrue interest at the rate of five and seventy-one one hundredths percent (5.71%) per annum compounded monthly and with such other terms and conditions as set forth therein (the “$19 Million Note”). Buyer’s payment of the $19 Million Note shall be guaranteed and secured as provided in Section 4.2 below.

4. SECURITY FOR THE TIMELY PERFORMANCE OF THE PROMISSORY NOTES.

4.1 SECURITY FOR THE $4.25 MILLION NOTE. Buyer’s timely performance of its obligations under the $4.25 Million Note shall be guaranteed and secured as follows:

(a) KEM shall guaranty Buyer’s payment and performance of Buyer’s obligations under the $4.25 Million Note on the terms and in the form attached hereto as EXHIBIT “D” (the “KEM $4.25 Million Guaranty”). To secure the timely performance of the KEM $4.25 Million Note Guaranty, KEM shall grant a Deed of Trust, Assignment of Leases and Rents Security Agreement and Fixture Filing on the terms and in the form attached hereto as EXHIBIT “E” (the “Deed of Trust”);

(b) Eagle Crest shall guaranty Buyer’s payment and performance of Buyer’s obligations under the $4.25 Million Note on the terms and in the form attached hereto as EXHIBIT “F” (the “Eagle Crest Guaranty”);

(c) The shareholders, security holders and debt holders (collectively “Shareholders” or individually a “Shareholder”) of Eagle Crest representing not less than ninety seven percent (97%) of all issued and outstanding common stock, preferred stock and promissory notes of Eagle Crest as of the Closing Date (collectively, the “Securities”) shall individually guaranty the payment and performance by Eagle Crest of Eagle Crest’s obligations under the Eagle Crest Guaranty on the terms and in the form attached hereto as EXHIBIT “G” (each, a “Shareholder Guaranty”). Timely performance of each Shareholder Guaranty shall be secured by the pledge of all of such Shareholder’s Securities on the terms and in the form attached hereto as EXHIBIT “H” herein by this reference (each, a “Shareholder Pledge Agreement”);

(d) Parent shall guaranty Buyer’s payment and performance of Buyer’s obligations under the $4.25 Million Note on the terms and in the form attached hereto as EXHIBIT “I” (the “Parent Guaranty”). The timely performance of the Parent Guaranty shall be secured by the pledge by Parent of one hundred percent (100%) of its equity interest in Buyer (the “Landco Units”) on the terms and conditions and in the form attached hereto as EXHIBIT “J” (the “Parent Pledge Agreement”); and

(e) Buyer shall provide security for the $4.25 Million Note by pledging the KEM Units to Seller on the terms and in the form attached hereto as EXHIBIT “K” (the “Buyer Pledge Agreement”).

The KEM $4.25 Million Guaranty, Deed of Trust, Eagle Crest Guaranty, each Shareholder Guaranty, each Shareholder Pledge Agreement, the Parent Guaranty, the Parent Pledge Agreement and the Buyer Pledge Agreement are collectively referred to herein as the “$4.25 Million Note Security Documents.”

4.2 SECURITY FOR THE $19 MILLION NOTE. Buyer’s timely performance of its obligations under the $19 Million Note shall be guaranteed and secured as follows:

(a) KEM shall unconditionally guaranty Buyer’s payment and performance of Buyer’s obligations under the $19 Million Note on the terms and in the form attached herein as EXHIBIT “L” (the “KEM $19 Million Note Guaranty”).

(b) Timely performance by KEM of the KEM $19 Million Guaranty shall also be secured by the Deed of Trust;

(c) Timely performance by Buyer of its obligations under the $19 Million Note shall also be secured by the Buyer Pledge Agreement; and

(d) Parent shall unconditionally guaranty Buyer’s payment and performance of Buyer’s obligations under the $19 Million Note pursuant to the Parent Guaranty.

(e) Timely performance by Parent of the Parent Guaranty shall be secured by the Parent Pledge Agreement.

The KEM $19 Million Note Guaranty, Deed of Trust, Buyer Pledge Agreement, Parent Guaranty and Parent Pledge Agreement are collectively referred to herein as the “$19 Million Note Security Documents”. The $19 Million Note Security Documents and the $4.25 Million Note Security Documents are collectively referred to herein as the “Security Documents.”

5. PURCHASE OF LOT 104. Concurrently herewith, Lake Tamarisk and KEM shall enter into that certain Purchase and Sale Agreement and Joint Escrow Instructions between Buyer and Lake Tamarisk, a copy of which is attached hereto and incorporated herein by this reference as Exhibit “Q” (the “Lot 104 Sale Agreement”), by which Lake Tamarisk shall agree to sell to Buyer, and Buyer shall agree to purchase from Lake Tamarisk, Lot 104 upon the terms and conditions contained therein.

6. EAGLE MOUNTAIN RAILROAD. As a part of the consideration for Seller to enter into this Agreement and to undertake the Sale Transaction, prior to the Closing Date the Parties agree that KEM shall transfer to EMMR all of the Railroad Assets pursuant to that certain Railroad Asset Contribution Agreement the form of which is attached hereto as Exhibit “AA” (the “Railroad Asset Contribution Agreement”). In addition, as a part of the Closing, KEM and EMMR shall enter into that certain Eagle Mountain Railroad Agreement the form of which is attached hereto as Exhibit “S” (the “Railroad Operations Agreement”).

7. MINING RIGHTS. As a part of the consideration for the Parties to enter into this Agreement and to undertake the Sale Transaction, KEM and EMMR shall enter into that certain Mining Lease and Agreement the form of which is attached hereto as Exhibit “T” (the “Mining Agreement”) at the Closing.

8. ADDITIONAL TRANSACTION DOCUMENTS. As a part of the consideration for the Parties to enter into this Agreement and to undertake the Sale Transaction, the Parties agree that KEM and EMMR shall enter into the following agreements at the Closing:

(a) That certain Access and Joint Use Agreement and the easements and rights–of-way referenced therein in the form attached hereto as “Exhibit “U” (the “Access Agreement”); and

(b) That certain Water and Utilities Joint Use Agreement and any agreements referenced therein in the form attached hereto as Exhibit “V” (the “Utilities Agreement”).

(c) That certain Assignment and Assumption of Contracts in the form attached hereto as Exhibit “Z” (the “Assignment of Contracts”) by which KEM shall assign, and EMMR shall assume, all rights and obligations under the following Material Contracts (which Assignment of Contracts may contain consents to assignment by the appropriate counterparties):

(i) Settlement Agreement dated as of January 15, 2015, by and among Edison Construction, Inc., Perrault Corporation and KEM.

9. DISMISSAL OF PROJECT CLAIMS AND EMINENT DOMAIN.

9.1 STATE WATER BOARD DISMISSAL. Within three (3) business days following the Closing, KEM shall withdraw its petition filed with the California State Water Resources Control Board (the “State Water Board”) regarding the Project on the terms in the form attached hereto as Exhibit “W” (the “State Water Board Dismissal”). KEM’s attorneys shall transmit an executed State Water Board Dismissal to the State Water Board on the instruction of KEM. This Section 9.1 shall survive the Closing.

9.2 FERC DISMISSAL. Within three (3) business days following the Closing, KEM shall withdraw its petition for rehearing filed with FERC regarding the License; provided, however, there shall be preserved the right to challenge whether the holder of the License for the Project has the right of eminent domain if a Buyer Party or KEM is in default of any of their respective obligations under this Agreement or any of the Security Documents following the Closing Date, and the License holder shall not assert any defense of exhaustion of administrative remedies or any judicial or defense in any eminent domain proceeding involving the Eagle Mountain Assets. The terms and form of dismissal of KEM’s FERC petition for rehearing is attached as Exhibit “X” (the “FERC Dismissal”). KEM’s attorneys shall transmit a fully-executed original of the FERC Dismissal to FERC on the instruction of KEM. This Section 9.2 shall survive the Closing and will be binding on any successors and assigns of a Buyer Party.

9.3 MINIMUM VALUE OF JUST COMPENSATION. The Buyer Parties, on behalf of themselves, their Affiliates, and any future successors and assigns, or any party exercising of the rights under the License as it now or hereafter exists (or any future FERC license for the Project or other similar project on the Eagle Mountain Property) (any one of them being the “License Holder”), hereby agree and commit that in the event of any exercise of power of eminent domain for transfer or acquisition of all of the Eagle Mountain Property, including any easement or other interest therein, initiated by the License Holder, the minimum amount of agreed eminent domain just compensation to be paid to Seller or KEM (and their successors and assigns), as applicable, in the event Seller should reacquire directly or indirectly the Eagle Mountain Property or any portion thereof, shall be not less than the sum of (a) the Purchase Price; plus (b) all interest due under the $4.25 Million Note and the $19 Million Note through their stated maturity dates (with the assumptions that there has been no acceleration or prepayment of such Notes and that the maturity date of the $19 Million Note has been extended by Buyer through the Final Maturity Date, as defined therein) less any amounts previously paid to Seller thereunder; plus (c) all costs and expenses of any kind or nature of Seller and/or KEM in such eminent domain or affiliated proceeding, including reasonable, out-of-pocket legal and expert witness fees, costs and expenses, discovery costs including deposition costs, costs of preparation or duplication of exhibits and any other recoverable court costs, and other litigation-related expenses incurred by the condemnee through the course of the defense of the eminent domain action (collectively, the “Minimum Just Compensation”). The Minimum Just Compensation shall be the minimum amount of compensation to be paid by the condemnor to Seller or KEM and their successors and assigns for the acquisition by eminent domain of all of the Eagle Mountain Property, whether such condemnation occurs under authority of 16 U.S.C. § 814, provisions of the California Eminent Domain Law, or otherwise and shall be the minimum amount to be paid notwithstanding any potentially conflicting provisions relating to fair market value, litigation expenses, recoverable costs, or compensable property interests under any otherwise applicable provisions of law. The commitment to the Minimum Just Compensation hereunder shall have been memorialized in a recorded, binding, enforceable covenant (the

“Memorandum of Minimum Just Compensation”) benefitting the Eagle Mountain Property and the beneficiaries of the $4.25 Million Note and the $19 Million Note to be recorded prior to the Closing, and the Buyer Parties shall provide written notice of the terms of this provision to any and all successors or transferees of any of its interests in this Agreement, the FERC License, or the Eagle Mountain Property prior to any transfer or assignment of any interest therein. This Section 9.3 will expressly survive any termination of this Agreement and will be binding on any successors and assigns of a Buyer Party.

10. DUE DILIGENCE Buyer has already conducted due diligence on KEM, the KEM Assets and the Eagle Mountain Property prior to the Effective Date. However, subject to the terms and conditions of this Agreement, prior to Closing, Seller shall continue to cooperate with Buyer’s additional due diligence on KEM, the KEM Assets and the Eagle Mountain Property and provide Buyer and its agents and representatives with such information, materials, instruments, documents and agreements, and books and records (collectively, “Due Diligence Information”) as Buyer may reasonably request in connection with its due diligence to the extent such documents and information are within the possession or control of Seller or KEM, as applicable. All due diligence has been and shall continue to be at Buyer’s sole cost and expense. All due diligence and all Due Diligence Information provided and obtained shall continue to be subject to the provisions and obligations of that certain Confidentiality and Non-Disclosure Agreement among Eagle Crest, KEM, and Seller dated as of January 1, 2015 (the “Confidentiality Agreement”). The Parties further acknowledge and agree that the terms and provisions of the Confidentiality Agreement shall remain in full force and effect notwithstanding the termination of this Agreement for any reason. Notwithstanding anything to the contrary contained herein, in accordance with the terms of that certain Access and Testing Agreement among Eagle Crest and KEM dated as of March 26, 2015 (the “Access and Testing Agreement”), the Buyer Parties retain the right to disclose New Information to Permitted Parties (each as defined in the Access and Testing Agreement).

11. CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLER. The obligation of Seller to sell the KEM Units to Buyer is subject to fulfillment prior to or on the Closing Date of each of the following conditions, any of which may be waived by Seller in writing:

11.1 BUYER’S REPRESENTATIONS AND WARRANTIES REMAIN TRUE. The representations and warranties by Buyer contained in Section 15 of this Agreement shall be true and correct in all material respects on the Closing Date as though made at and as of that date (or in the case of any representation or warranty which specifically relates to an earlier date, as of such date). Seller shall have received a certificate to that effect dated as of the Closing Date signed by a duly authorized representative of Buyer.

11.2 PAYMENT OF THE PURCHASE PRICE. Buyer shall have deposited the Purchase Price for delivery to Seller through Escrow, including the Cash Down Payment, the $4.25 Million Note and the $19 Million Note.

11.3 MINIMUM SHAREHOLDER GUARANTIES AND SHAREHOLDER PLEDGE AGREEMENTS. Fully-executed originals of the Shareholder Guaranties, Shareholder Pledge Agreements (and related documents), and original certificates and instruments representing at least ninety-seven percent (97%) of the Securities shall have been deposited by Buyer for delivery to Seller through Escrow.

11.4 RECEIPT AND RECORDATION OF $4.25 MILLION NOTE SECURITY DOCUMENTS. The executed $4.25 Million Note Security Documents shall have been deposited by Buyer for delivery to Seller through Escrow, to be recorded or filed, as appropriate, by Escrow Agent upon Closing, all as provided in the Escrow Agreement.

11.5 RECEIPT AND RECORDATION OF $19 MILLION NOTE SECURITY DOCUMENTS. The executed $19 Million Note Security Documents shall have been deposited by Buyer for delivery to Seller through Escrow, to be recorded or filed, as appropriate (and if not already recorded or filed), by Escrow Agent after Closing, all as provided in the Escrow Agreement.

11.6 RECEIPT OF CERTAIN AGREEMENTS. Two (2) executed, counterpart originals to each of the following documents shall have been delivered into Escrow:

(a) The Railroad Agreement;

(b) The Mining Agreement;

(c) The Access Agreement;

(d) The Utilities Agreement; and

(e) The Assignment of Contracts.

11.7 LOT 104 SALE. The conditions precedent to closing under the Lot 104 Sale Agreement shall have been satisfied or waived as required thereunder.

11.8 PERFORMANCE OF COVENANTS. Buyer shall in all material respects have performed and complied with all terms, agreements, covenants and conditions of this Agreement to be performed or complied with by it at or prior to the Closing.

11.9 NO INJUNCTION. No preliminary or permanent injunction that restricts, prevents or prohibits the Sale Transaction shall be outstanding.

11.10 TITLE POLICY. The Title Company shall have confirmed its commitment (subject only to the payment of the applicable premiums) to issue to Seller a CLTA standard coverage lender’s title insurance policy for the real property a part of the KEM Assets dated as of the Closing Date (the “Seller Title Policy”) with coverage in the amount of Twenty-Two Million Nine Hundred Fifty Thousand Dollars ($22,950,000) showing Seller as the named insured, in the form and with the endorsements set forth on the pro forma title policy attached to the Escrow Agreement attached hereto as (the “KEM Pro Forma Title Policy”) at least two (2) days prior to the anticipated Closing Date subject only to the exceptions to title shown in the KEM Pro Forma Title Policy.

11.11 ESCROW AGREEMENT. The conditions to Closing for the Sale Transaction set forth in the Escrow Agreement, shall have all been satisfied or waived by the applicable party for whose benefit the condition exists. The Buyer shall have delivered to Escrow Agent a “Closing Statement” consistent with this Agreement in the form reasonably required by the Escrow Agent.

12. CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYER. Buyer’s obligation to purchase the KEM Units from Seller is subject to fulfillment prior to or on the Closing Date of each of the following conditions, which may be waived by Buyer in writing:

12.1 SELLER’S REPRESENTATIONS AND WARRANTIES REMAIN TRUE. The representations and warranties of Seller contained in Section 14 of this Agreement shall be true and correct in all material respects on the Closing Date as through made at and as of that date (or in the case of any representation or warranty which specifically relates to an earlier date, as of such date); provided however, that the updating of any of Seller’s representations and warranties as a result of events that have occurred since the Effective Date that do not otherwise constitute breaches of this Agreement by Seller, shall not be considered a failure of this condition. Buyer shall have received a certificate to that effect dated as of the Closing signed by a duly authorized representative of Seller with respect to the representations and warranties of Seller. Buyer must also have received from Seller a Certification of Non-Foreign Status in form and substance reasonably satisfactory to Buyer, in accordance with Treasury Regulation Sec. 1.145-2(b).

12.2 PERFORMANCE OF COVENANTS. Seller shall in all material respects have performed and complied with all terms, agreements, covenants and conditions of this Agreement to be performed or complied with by it or prior to the Closing.

12.3 DELIVERY OF KEM UNITS. Seller shall have delivered to Buyer through Escrow certificate(s) representing the KEM Units and an executed assignment transferring the ownership of the KEM Units to Buyer; provided, however it is recognized that a new unit certificate for the KEM Units reflecting Buyer as the owner and an executed blank unit assignment shall be delivered to Seller in accordance with the terms of the Buyer Pledge Agreement.

12.4 RECEIPT OF CERTAIN AGREEMENTS. Two (2) executed, counterpart originals to each of the following documents shall have been delivered into Escrow:

(a) The Railroad Agreement;

(b) The Mining Agreement;

(c) The Access Agreement;

(d) The Utilities Agreement; and

(e) The Assignment of Contracts.

12.5 RESERVED.

12.6 LOT 104 DOCUMENTS. The conditions precedent to closing under the Lot 104 Sale Agreement shall have been satisfied.

12.7 NO INJUNCTION. No preliminary or permanent injunction that restricts, prevents or prohibits the Sale Transaction shall be outstanding.

12.8 RESIGNATIONS AND APPOINTMENTS. Seller shall have caused KEM to duly appoint as the only officers and managers of KEM effective as of the Closing such persons as Buyer instructs Seller in Buyer’s sole discretion, which such appointees shall be appointed by the current managers of KEM in connection with such managers’ resignations. Buyer shall have received resignation letters from all of the officers and directors of KEM which officers and directors are listed on EXHIBIT “Y-1”, substantially in the form set forth on EXHIBIT “Y-2” attached hereto. As part of the resignation letters there shall be a mutual general release between the Subsidiaries and such officers and directors, but the general release shall not release any indemnification and hold harmless provisions and obligations of KEM to such individuals in accordance with their existing terms.

12.9 TITLE POLICY. The Title Company shall have confirmed its commitment (subject only to the payment of the applicable premiums) to issue to KEM (on behalf of Buyer) a

CLTA standard coverage owner’s title insurance policy for the real property a part of the KEM Assets, dated as of the Closing Date (the “Buyer Title Policy”) with coverage in the amount of the Purchase Price, showing KEM as the named insured, in the form and with the endorsements set forth on the KEM Pro Forma Title Policy and subject only to the exceptions to title shown in such KEM Pro Forma Title Policy at least two (2) days prior to the anticipated Closing Date.

12.10 ESCROW AGREEMENT. The conditions to Closing for the Sale Transaction set forth in the Escrow Agreement shall have all been satisfied or waived by the applicable party for whose benefit the condition exists.

12.11 TERMINATION OF CERTAIN MATERIAL CONTRACTS. The following Material Contracts identified on Schedule 14.6 shall have been terminated with respect to Seller and/or KEM (as specified below) as of or prior to the Closing Date, and Seller and/or KEM shall provide Buyer with evidence of such termination:

(i) that certain Amended and Restated Agreement among the National Park Service, Mine Reclamation Corporation, Eagle Mountain Reclamation, Inc. and KEM shall have been terminated in its entirety; and

(ii) that certain Consulting Agreement among Kay Hazen & Company, KEM and Seller shall have been terminated (with a new Consulting Agreement entered into between KEM and Kay Hazen & Company effective as of the Closing Date).

12.12 UNWINDING OF THE 1999 BLM LAND EXCHANGE. All documentation required to implement the Final Judgment and Order of Dismissal (Civ. No. ED CV 99-0454 & Civ. No. ED CV 00-0041) and the unwinding of the 1999 land swap between the Bureau of Land Management and KEM referred to therein shall have been executed and recorded if necessary.

12.13 ADMINISTRATIVE MANAGEMENT SERVICES AGREEMENT. That certain Administrative Management Services Agreement dated as of August 1, 2014, by and among KSC Recovery, Inc., Seller, KEM and LT, as amended by that certain First Amendment to Administrative Management Services Agreement dated as of January 15, 2015, shall have been further amended to provide for continued services following the Closing. Such amendment shall be in the form attached as Exhibit “BB” (the “Second Amendment to Administrative and Management Services Agreement”).

12.14 TERMINATION, SETTLEMENT & NET REVENUE SHARING AGREEMENT. That certain Termination, Settlement & Net Revenue Sharing Agreement dated as of January 1, 2015 by and among KEM, LT, Seller and Mine Reclamation, LLC (the “Revenue Sharing Agreement”), shall have been amended to clarify that the obligations of KEM under the Revenue Sharing Agreement shall be suspended so that KEM will have no present obligations under the Revenue Sharing Agreement after the Closing so long as Seller has not foreclosed on the Landco Units or KEM Units pursuant to the Parent Pledge Agreement or Buyer Pledge Agreement, as applicable (it being understood and agreed that after such foreclosure, the obligations of KEM under the Revenue Sharing Agreement will be reinstated in their entirety). When those Notes are paid in full, the Revenue Sharing Agreement shall be terminated with respect to KEM, and KEM shall have no further obligations or liabilities under the Revenue Sharing Agreement from and after the date of such payment in full. Such amendment shall be in the form attached as Exhibit “CC” (the “Amendment to Revenue Sharing Agreement”). The Amendment to Revenue Sharing Agreement

shall provide that (i) a memorandum of the Amendment to Revenue Sharing Agreement shall be recorded in appropriate land records at KEM’s request and (ii) once KEM’s obligations under the Revenue Sharing Agreement (as amended) have terminated according to the terms thereof, a memorandum sufficient to remove the Revenue Sharing Agreement (as amended) from the land records of the Eagle Mountain Property shall be recorded in the appropriate land records at KEM’s request.

12.15 FIRPTA CERTIFICATE. Seller shall deliver to Buyer at the Closing a properly executed affidavit prepared in accordance with Treasury Regulations Section 1.1445-2(b) certifying its non-foreign status in a form mutually agreeable to the Buyer.

12.16 RAILROAD CONTRIBUTION. All transactions contemplated under the Railroad Contribution Agreement shall have been completed, and KEM shall no longer be the owner of any Railroad Assets.

13. CLOSING. The Closing shall take place at the offices of Escrow Agent or at such other location as may be mutually agreed by Seller and Buyer on or before the Closing Expiration Date (as defined in Section 19 below). The actual date of the Closing is the “Closing Date.”

14. REPRESENTATIONS AND WARRANTIES OF SELLER. Seller, on behalf of the Seller Parties, represents and warrants to the Buyer Parties:

14.1 ORGANIZATION AND AUTHORIZATION. Seller has been duly organized, is validly existing and in good standing under the laws of the State of Delaware and is qualified to do business in the State of California. Seller (f/k/a Kaiser Ventures LLC) is a company in dissolution but a Certificate of Cancellation for the Company has not yet been filed with the Delaware Secretary of State and the Sale Transaction is within the powers of Seller under its Plan of Dissolution and Liquidation approved by the members of Seller on May 22, 2013. Seller is not a foreign person for purposes of Treasury Regulation Sec. 1.1445-2(b). Seller has the requisite limited liability company power and authority to execute and deliver this Agreement and the other agreements referenced herein, to perform its obligations hereunder and to consummate the transactions contemplated hereby, including, without limitation, the Sale Transaction. KEM and EMMR are each duly organized, validly existing and in good standing under the laws of the State of Delaware and each is qualified to do business in the State of California. The membership interests of KEM (represented by units) have been duly and validly issued and are fully paid and non-assessable. The execution, delivery and performance of this Agreement and the other agreements referenced herein, the Sale Transaction and the other transactions contemplated by this Agreement (to the extent applicable) have been duly authorized by all necessary limited liability company action on the part of each of the Seller Parties. This Agreement and the other agreements referenced herein have been duly executed and delivered by each of the Seller Parties (to the extent applicable) and, assuming this Agreement and the other agreements referenced herein constitute valid and legally binding obligations of the Buyer Parties, constitutes the valid and legally binding obligation of each of the Seller Parties (as applicable) enforceable in accordance with its terms and conditions, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

14.2 OWNERSHIP. Seller is the record and beneficial owner of the KEM Units. There are no owners of units or other securities or any options, warrants, purchase rights, convertible instruments or other contracts or commitments convertible into units or other securities in KEM other than Seller. Upon consummation of the Sale Transaction, Buyer shall be the sole, lawful owner of the KEM Units, free and clear of all security interests, liens, claims, pledges, options or other encumbrances, except any that may be imposed by applicable securities laws except for security interests arising from this Agreement or the transactions contemplated herein. There are no outstanding options, warrants, purchase rights, convertible instruments or other contracts or commitments convertible into the KEM Units that require or permit Seller to sell, transfer, issue or otherwise dispose of the KEM Units, except pursuant to the express terms of this Agreement. As at Closing, KEM will not directly or indirectly own any equity securities of, or interests in, any Person.

14.3 NO VIOLATION. The execution, delivery and performance of this Agreement by each Seller Party and KEM and the consummation by each Seller Party and KEM of the transactions contemplated hereby, including, without limitation, the Sale Transaction, does not or will not (i) conflict with or result in a violation pursuant to any provision of the organizational documents of such Seller Party or KEM; (ii) contravene any law or any order, writ, judgment, injunction, decree, determination or award currently in effect with respect to such Seller Party or KEM; (iii) cause a breach or default by any Seller Party or KEM under any agreement to which a Seller Party or KEM is party, which such breach or default is reasonably likely to have a Material Adverse Effect (as defined in Section 21.4); or (iv) except as contemplated by this Agreement and the Security Documents, result in the creation of any lien on any of the assets of KEM. KEM is not in violation or default (x) of any provisions of its limited liability company agreement or other organizational documents, (y) under any note, indenture or mortgage, or (z) under any lease, agreement, contract, purchase order or other obligations to the extent listed or reflected on SCHEDULE 14.6.

14.4 CERTAIN LITIGATION. Except as set forth in SCHEDULE 14.4 attached hereto, there are no claims, litigation or other proceedings pending, or to Seller’s Knowledge, threatened in writing, by or before any governmental agency, person, or entity involving KEM, KEM’s managers or officers, the KEM Units or the KEM Assets, or that could reasonably be expected to have a Material Adverse Effect on KEM or on any Seller Party’s ability to perform any of such Seller Party’s obligations under this Agreement or the other agreements referenced herein. Except as set forth in SCHEDULE 14.4 attached hereto, no Seller Party is the subject of any judgment, order or decree of any government authority that impacts the KEM Assets.

14.5 ENVIRONMENTAL CONDITIONS. Except for the matters described as set forth on SCHEDULE 14.5 attached hereto, to Seller’s Knowledge, (i) KEM is not required as of the date of this Agreement to implement or pay for any Remedial Action and (ii) neither KEM nor Seller have received written notice from any governmental authority that there is asbestos, lead or other Hazardous Material located at the Eagle Mountain Property in violation of any law, whether federal, state or local, and to Seller’s Knowledge, there is no factual basis for such notice. To Seller’s Knowledge, there are no Hazardous Materials in the Core Garden area, including but not limited to the barrels, sample sacks and rock cores present therein. For purposes of this Section 14.5, (a) “Remedial Action” means all actions required by Environmental Laws to investigate, monitor, clean up, remove, treat or in any other way remediate any existing release, spill, disposition, or other transmission or discharge of Hazardous Material; (b) “Hazardous Material” means: (i) any substance, product, waste or other material of any nature whatsoever which is or becomes listed or regulated as a “hazardous waste,” “hazardous substance,” “hazardous material,” “toxic substance,” “waste,” “pollutant,” “contaminant,” or similar characteristic pursuant to any federal, state or local statute, law, ordinance, resolution code, rule, regulation, order or decree as now or at any time hereafter may be in effect during the term of this Agreement, including without limitation the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601, et seq., the Hazardous Materials Transportation Act of 1975, 49 U.S.C. Section 1801

et seq., the Resource Conservation and Recovery Act of 1976, 42 U.S.C. Section 6901 et seq., the Toxic Substance Control Act of 1976, 15 U.S.C. Section 2601 et seq., the Clean Water Act of 1977, 33 U.S.C. Section 1251 et seq., the Hazardous Substance Account Act (California Health and Safety Code Sections § 25300 et seq.), the Hazardous Waste Control Act (California Health and Safety Code Sections § 25100 et seq.) and Sections 25117 and 25316 of the California Health and Safety Code; and (ii) petroleum or crude oil other than petroleum and petroleum products which are wholly contained within equipment, regularly operated motor vehicles and approved containers or tanks; and (c) “Environmental Law” means those Laws that relate to or regulate Hazardous Materials or relate to or regulate any activity involving Hazardous Materials relating to pollution, natural resources damages or the environment or the use or release into the environment of any Hazardous Materials, including without limitation, the Comprehensive Environmental Response Compensation and Liability Act (42 U.S.C. Sections 9601 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. Sections 6901 et seq.), the Clean Air Act (42 U.S.C. Sections 7401 et seq.), the Clean Water Act (33 U.S.C. Sections 1251 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. Sections 1801 et seq.), the Toxic Substances Control Act (15 U.S.C. Sections 2601 et seq.), the Safe Drinking Water Act (42 U.S.C. Sections § 300 et seq.), and the regulations promulgated pursuant to any of the foregoing and similar state and local laws, including the Safe Drinking Water and Toxic Enforcement Act of 1986 (California Health and Safety Code Sections 25249.5 et seq.), the Porter Cologne Water Quality Control Act (California Water Code, Sections 13000 et seq.) and the Surface Mining and Reclamation Act (Public Resources Code, Sections 2710 et seq.), and the Hazardous Substance Account Act (California Health and Safety Code Sections § 25300 et seq.), and the Hazardous Waste Control Act (California Health and Safety Code Sections § 25100 et seq.).

14.6 MATERIAL CONTRACTS. Except for (i) contracts and permits under which KEM’s annual expenditure does not exceed $10,000, (ii) contracts terminable without penalty upon 60 days’ prior notice, or (iii) those contracts, permits and other matters described as set forth in Schedule 14.6 attached hereto (the “Material Contracts”), there are no contracts or leases or permits to which KEM is a party, or that affect any portion of the KEM Assets or the Eagle Mountain Property. Except as set forth on Schedule 14.6, on or prior to the date of this Agreement, Seller has provided or made available to Buyer a true, complete and correct copy of each of the Material Contracts, and all exhibits, supplements and schedules thereto, in each case, as amended or otherwise modified. Except as set forth on Schedule 14.6, KEM is not, and to Seller’s Knowledge, no other party to a Material Contract is, in material breach or in violation of, or default under, or has repudiated any material provision of, any Material Contract and no event has occurred which (after notice or lapse of time or both) would become a breach or default by KEM under any Material Contract. Except as provided herein or as otherwise arises in the ordinary course (with notice to Buyer), KEM has not received or given notice of any intent to terminate, to seek to renegotiate, amend or modify any Material Contract.

14.7 KEM ASSETS & LIABILITIES. To Seller’s Knowledge and except as disclosed to Buyer Parties in SCHEDULE 14.7, KEM has no assets other than the KEM Assets, and KEM has no liabilities, obligations or commitments of any nature whatsoever, except (a) those which have been incurred in the ordinary course of business consistent with past practice and which are not, individually or in the aggregate, material in amount or that cannot be terminated without penalty upon sixty (60) days prior written notice; and (b) those which have otherwise been disclosed to a Buyer Party by Seller in connection with the Sale Transaction.

14.8 EMPLOYEES AND EMPLOYEE MATTERS. KEM has no employees. Two individuals work full-time at the Eagle Mountain Property on behalf of KEM, but are employees of KSC Recovery, Inc. pursuant to that certain Administrative and Management Services Agreement dated July 31, 2014, as amended, by and among Seller, KEM, Lake Tamarisk and KSC Recovery,

Inc. (the “Management Services Agreement”) under which such services and personnel are made available to KEM. KEM has no employee benefit programs and KEM has no liability for any claims that may have arisen or otherwise relate to the employees of KSC Recovery, Inc., Seller, or any of Seller’s Affiliates.

14.9 COMPLIANCE. Except as set forth in SCHEDULE 14.9, neither Seller nor KEM has received any written notice which remains uncured from any governmental authority (i) as to the violation by KEM of any applicable law, order, judgment, permit or regulation, (ii) that KEM does not possess all material permits and licenses necessary in its own name for it to use, own and operate the KEM Assets in substantially the same manner as historically conducted by it; or (iii) which seeks the revocation, cancellation, suspension or adverse modification or any permit or license described in clause (ii) above.

14.10 INSURANCE. SCHEDULE 14.10 attached hereto contains a true and accurate list of all current insurance policies maintained by Seller with respect to KEM or the KEM Assets (the “Insurance Policies”) but specifically does not include asbestos coverage under historical occurrence-based insurance policies. Seller has made available to Buyer information regarding all such Insurance Policies, as well as a claim history for the preceding thirty-six (36) months. As of the Effective Date, all such Insurance Policies are in full force and effect and shall remain in effect until the Closing. KEM shall remain as an additional insured on the Seller’s commercial general liability insurance policy for a period of one (1) year following the Closing. Buyer or KEM shall reimburse Seller for any incremental cost associated with retaining KEM as an additional insured. Additionally, Seller shall have used commercially reasonable efforts to have KEM named as the primary insured on the pollution liability policy identified on SCHEDULE 14.10 to KEM as at the Closing with Seller and its Affiliates named as additional insureds.

14.11 ENTITY DOCUMENTS. Seller has provided Buyer with true and complete copies of the Certificate of Formation and Limited Liability Company Agreement of KEM, as amended to date, and there are no other agreements, oral or written, relating to voting, consent or other rights affecting the KEM Units or the management or governance of KEM. Except as set forth in the organizational documents provided to Buyer, there are no voting trusts or agreements, stockholders’ agreements, pledge agreements, buy-sell agreements, rights of first refusal, preemptive rights, proxies or other contracts or agreements between Seller and any other person with respect to the acquisition, disposition or voting of the KEM Units or any other equity interest in KEM.

14.12 BROKERS. With the exception of certain contingent fee and bonus arrangements with Rick Stoddard and California Strategies, LLC previously disclosed to Buyer, Seller has not engaged any broker or finder in connection with any of the transactions contemplated by this Agreement, including the Sale Transaction, and to Seller’s Knowledge, no broker or finder is in any way connected with any of the transactions contemplated by this Agreement, including the Sale Transaction.

14.13 TAX MATTERS.

(a) For income tax purposes, KEM is treated as an entity whose separate existence from Seller is disregarded.

(b) KEM has filed all material Tax Returns required to be filed by it with the appropriate governmental authorities and has timely paid all material Taxes that are shown as due and owing on such Tax Returns. All such Tax Returns are true, correct and complete in all material respects. KEM is not currently the beneficiary of any extension of time within which to file any Tax Return. No written claim has ever been made by a governmental authority in a jurisdiction in which KEM does not file a Tax Return that it is or may be subject to taxation by that jurisdiction.

(c) There are no pending or, to Seller’s Knowledge, threatened disputes, claims, audits, investigations, notices of deficiency or assessments concerning any Tax liability of KEM. KEM has not waived any statute of limitations in respect of Taxes which waiver has not yet expired or agreed to any extension of time with respect to a Tax assessment or deficiency which extension has not yet run.

(d) There are no liens relating to Taxes on the assets of KEM other than liens for Taxes not yet due and payable.

(e) None of the assets of KEM (i) is property required to be treated as owned by another person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (ii) constitutes “tax-exempt use property” within the meaning of Section 168(h) of the Code, (iii) is “tax-exempt bond financed property” within the meaning of Section 168(g) of the Code, (iv) secures any debt the interest of which is tax-exempt under Section 103(a) of the Code or (v) is subject to a “section 467 rental agreement” within the meaning of Section 467 of the Code.

(f) None of the transactions contemplated hereby are subject to withholding under Section 1445 of the Code or otherwise.

(g) For purposes hereof, (i) “Code” means the Internal Revenue Code of 1986, as amended, (ii) “Tax” or “Taxes” means all federal, provincial, territorial, state, municipal, local, domestic, foreign or other taxes, imposts, and assessments, whether disputed or not, including, without limitation, ad valorem, capital, capital stock, customs and import duties, disability, documentary stamp, employment, excise, franchise, gains, goods and services, gross income, gross receipts, income, intangible, inventory, license, mortgage recording, net income, occupation, payroll, personal property, production, profits, property, real property, recording, rent, sales, social security, stamp, transfer, transfer gains, unemployment, use, value added, windfall profits, escheat, unclaimed property and withholding, together with any interest, additions, fines or penalties with respect thereto or in respect of any failure to comply with any requirement regarding Tax Returns and any interest in respect of such additions, fines or penalties and shall include any transferee liability in respect of any and all of the above, and (iii) “Tax Return” means any declaration, estimate, return, report, information return or statement, claim for refund or other document (including any schedule or attachment thereto, any amendment thereof, or any related or supporting information) with respect to Taxes that is required to be filed with any governmental authority.

14.14 EAGLE MOUNTAIN PROPERTY. To Seller’s Knowledge, SCHEDULE 14.14 contains a true and accurate description (including accessor’s parcel numbers and approximate acreage) of all real property owned, licensed, leased by, or subject to an easement or claim (including unpatented mining claims) in favor of, KEM as of the date of the Effective Date, excluding any such real property included in the Railroad Assets to be transferred to EMMR pursuant to Railroad Purchase Agreement (collectively, the “Eagle Mountain Property”) and reflecting the effect of the unwinding of the 1999 BLM Land Exchange as described in Section 12.12; provided, however, that Seller’s information on unpatented mining claims was derived from the BLM database which is known to contain some factual errors and Seller disclaims any responsibility for the accuracy of the data obtained from such source. All annual assessments for the mining claims listed on SCHEDULE 14.14 are current or deemed current pursuant to that certain Final Judgment and Order of Dismissal dated December 18, 2014, in United States District Court, Central District California, Donna Charpied, et al., Plaintiffs, v. United States Department of Interior, et al., Defendants (Civ. No. ED CV 99-0454 RT (Mex)) and in the case of National Parks Conservation Association, Plaintiff, v. Bureau of Land Management, et al., Defendants (Civ. No. ED CV 00-0041 RT (Mex)) and the U.S Bureau of Land Management considers such mining claims to be “active” claims as stated in its letter of January 30, 2015, to KEM.

14.15 BOOKS & RECORDS. Seller has provided Buyer with reasonable access to review and inspect the books and records of KEM and its subsidiaries. To Seller’s Knowledge, neither KEM nor its subsidiaries have established or maintained any material fund or asset, entered into any material contract, or incurred any material liability that has not been recorded in their respective books and records.

14.16 AFFILIATE TRANSACTIONS. Except (a) as set forth on SCHEDULE 14.16, (b) contracts between or among (i) KEM and its direct and indirect wholly owned subsidiaries or (ii) KEM and Mine Reclamation, LLC and (c) as disclosed in any public filing with the Securities and Exchange Commission (the “SEC”), none of KEM or any of its subsidiaries is or has been in the last three (3) years party to any material contract or transaction with any (i) officer, director or holder of equity securities of KEM and its subsidiaries or any other person in such officer’s, director’s or holder of equity securities’ immediate family or (ii) any Affiliate of KEM or any other person in such Affiliate’s immediate family, and no such officer, director, Affiliate, holder of equity securities or person has any material interest in any material property used by the KEM or its subsidiaries.

14.17 OPERATIONS OF KEM. Except as otherwise disclosed in any public filing with the SEC, KEM is not currently and has not engaged in any business other than the ownership, operation and exploitation of the KEM Assets, the Railroad Assets and those assets disclosed on SCHEDULE 14.7 attached hereto.

14.18 TOWN SITE LICENSE AGREEMENTS. The KEM Records contain true and accurate copies of all historical lease and/or license agreements for the use of the Eagle Mountain town site within the past ten (10) years (the “Town Site License Agreements”). KEM is a party to each of the Town Site License Agreements, and any indemnification and clean-up obligations under each of the Town Site License Agreements shall continue to run to the benefit of KEM after the Closing, to the extent provided therein.

14.19 RESERVED.

14.20 DISCLOSURE. The Seller Parties have made available to the Buyer all information reasonably available to the Seller Parties that the Buyer has requested for deciding whether to acquire the KEM Units.

14.21 NO ADDITIONAL REPRESENTATIONS; KNOWLEDGE DEFINED. Except for the representations and warranties contained in this Section 14 or in any other agreement or document delivered by any Seller Party to any Buyer Party in connection with the Sale Transaction (the “Transaction Documents”), Seller makes no other express or implied representations or warranties with respect to any of the Seller Parties, the KEM Units or the KEM Assets, values, properties, liabilities, contacts, contingencies, prospects, risks, or assets, or the Sale Transaction, and Seller disclaims any other representations or warranties, whether made by Seller or any of its Affiliates or any of their respective agents or representatives. As used in this Section 14, “Seller’s Knowledge” shall mean the actual knowledge of Terry L. Cook or Rick Stoddard following reasonable due inquiry. In addition, Seller shall not have any liability for the breach or inaccuracy of any representation or warranty under this Section 14 or in any Transaction Document to the extent that a Buyer Party or its Advisors had actual knowledge at or before the Closing Date that such representation or warranty had been breached or was inaccurate. For purposes of this Section 14.21, a Buyer Party’s Advisors are Latham & Watkins LLP, McGladrey LLP, GEI Consultants, Inc. and Mitchell & Chadwick LLP. An Advisor shall be deemed to have actual knowledge of only that information obtained or reviewed during the term such Advisor’s services were retained by any Buyer Party. “Actual knowledge” includes all due diligence actually conducted by a Buyer Party or its Advisors and all Due Diligence Information provided by Seller Party to a Buyer Party or its Advisors for review or inspection. Due Diligence Information shall be deemed to have been “provided” to the extent it is contained in a document, file of documents or box of documents (including electronic mail correspondence) (i) physically or electronically delivered to a Buyer Party or its Advisors, or (ii) shown or physically made available to a Buyer Party or its Advisors at the KEM offices at Eagle Mountain or at Seller’s offices in Ontario, California. Notwithstanding anything to the contrary contained herein, a Buyer Party or its Advisors shall not be deemed to have “actual knowledge” of the contents of a document merely through the inclusion of such document on a list or schedule provided to such Buyer Party or Advisor.

15. REPRESENTATIONS AND WARRANTIES OF BUYER. Buyer, on behalf of the Buyer Parties, hereby represents and warrants to the Seller Parties as follows:

15.1 ORGANIZATION AND AUTHORIZATION. Buyer and Parent are each a limited liability company that has been duly formed, is validly existing and is in good standing under laws of Delaware. Eagle Crest is a corporation, duly formed, validly existing and in good standing under the laws of California. Each Buyer Party has the requisite power and authority to execute and deliver this Agreement and the other agreements referenced herein, to perform its obligations (or to cause the Shareholders to perform their respective obligations) hereunder (or under the other agreements referenced herein) and to consummate the transactions contemplated hereby and thereby, including, without limitation, the Sale Transaction. Buyer and Parent are duly qualified or licensed to do business and are in good standing in California. The execution, delivery and performance of this Agreement and the other agreements referenced herein, the Sale Transaction and the other transactions contemplated by this Agreement have been duly authorized by all necessary action on the part of the Buyer Parties (where applicable). This Agreement has been duly executed and delivered by the Buyer Parties, and assuming this Agreement constitutes a valid and legally binding obligation of the Seller Parties (as applicable), constitutes the valid and legally binding obligation of each of the Buyer Parties, as applicable, enforceable in accordance with its terms and conditions, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

15.2 BUYER HAS NO INTEREST IN KEM UNTIL THE PURCHASE PRICE IS PAID. Until the Purchase Price is paid in the manner provided in Section 3, Buyer acknowledges and agrees that neither it nor any of its Affiliates shall have any interest (ownership, voting, economic or otherwise) in KEM or the KEM Assets.

15.3 SECURITIES LAW MATTERS. The KEM Units are being acquired for Buyer’s own purposes and account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof. Buyer understands that the Sale Transaction has not been, and will not be, the subject of a registration statement filed under the Securities Act of 1933, as amended (the “Securities Act”), or qualified under applicable state securities laws by reason of a specific exemption from the registration provisions of the Securities Act and the qualification provisions of such laws. Buyer understands that the KEM Units may not be resold unless such resale is registered under the Securities Act and qualified under applicable state laws or an exemption from such registration or qualification is available. Buyer agrees that it is a knowledgeable and sophisticated buyer and it has the requisite knowledge and experience to assess the relative merits and risks of an acquisition of the KEM Units and the KEM Assets. Buyer has the ability to bear the economic risk of an investment in KEM.

15.4 DISCHARGE OF IMPLIED WARRANTIES. The Buyer Parties have performed independent due diligence and will have performed by the Closing Date additional due diligence and independent investigation with respect to KEM, the KEM Units, the KEM Assets and the liabilities of KEM with the intention of forming its own conclusions regarding the condition (financial or otherwise), value, property, liabilities, contracts, contingencies, prospects, risks, permitting and other incidents of KEM and the KEM Assets. In making the determination to proceed with the Sale Transaction, the Buyer Parties have relied solely on the results of such independent investigation and the representations and warranties of Seller in Section 14 of this Agreement and the other Transaction Documents. Buyer and its Affiliates acknowledge that the KEM Assets are subject to all risks and liabilities associated with the Project and its permitting, construction or operations of any kind or nature. Buyer and its Affiliates expressly intend and agree that as of the Closing, the Sale Transaction shall be without representation or warranty of any kind (express or implied) regarding the KEM Units, KEM, or the KEM Assets and its liabilities, except as expressly set forth Section 14 hereof or contained within any other Transaction Document.

16. NATURE AND SURVIVAL OF REPRESENTATIONS. There are no representations, warranties and covenants made by any of the Parties except as expressly provided herein. All representations and warranties and covenants made by any Party in this Agreement shall survive the Closing and the consummation of the transactions contemplated hereby, including, without limitation, the Sale Transaction for a period of eighteen (18) months following the Closing Date, except (i) the representations and warranties provided in Section 14.1, 14.2, 14.3, 15.1, 15.3 and 15.4 shall survive indefinitely, and (ii) the representations and warranties provided in Section 14.13 shall survive until the applicable statute of limitations with respect to such representations and warranties. The Parties specifically intend that the statutory statutes of limitations applicable to each of the representations, warranties and covenants be superseded and replaced by the foregoing periods.

17. “AS IS, WHERE IS”. EXCEPT AS OTHERWISE EXPRESSLY STATED IN THIS AGREEMENT OR IN ANY OTHER TRANSACTION DOCUMENT, THE SALE OF THE KEM UNITS AND THE KEM ASSETS IS AND WILL BE MADE ON AN “AS IS WHERE IS” BASIS AND NO SELLER PARTY HAS MADE, DOES MAKE, AND EACH SELLER PARTY SPECIFICALLY NEGATES AND DISCLAIMS ANY REPRESENTATIONS, WARRANTIES OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, PAST, PRESENT OR FUTURE, BY A SELLER PARTY OR BY ANY OF ITS AGENTS OR REPRESENTATIVES. BUYER ACKNOWLEDGES AND AGREES THAT, EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT, NO SELLER PARTY OR ANY OF ITS AGENTS OR REPRESENTATIVES HAVE MADE OR MAKE ANY REPRESENTATION, WARRANTY OR COVENANT OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS OR IMPLIED, WITH RESPECT TO THE HABITABILITY, TENABILITY, OR SUITABILITY FOR COMMERCIAL PURPOSES OF ANY OF THE KEM ASSETS, ALL OF WHICH WARRANTIES ARE EXPRESSLY DISCLAIMED.

18. FINANCIAL ASSURANCES. KEM and Seller have each provided or accommodated certain financial assurances for the benefit of KEM as more fully described in Schedule 18 attached hereto (the “Financial Assurances”). Each of the Financial Assurances is collateralized by a certificate of deposit or designated bank account in the name of Seller, also as set forth in Schedule 18. The certificates of deposit and bank accounts described in Section 1 of Schedule 18 are referred to herein as the “KEM Financial Assurances”. Those amounts KEM Financial Assurances shall be transferred to an account in the name of KEM prior to Closing, and KEM shall be responsible for the KEM Financial Assurances after the Closing. CIL&D shall retain responsibility for the letter of credit described in Section 2 of Schedule 18 after the Closing.

19. TERMINATION AND REMEDIES.

19.1 [RESERVED]

19.2 TERMINATION AND ABANDONMENT. This Agreement may be terminated and abandoned prior to the Closing as follows:

(a) Buyer and Seller may terminate this Agreement by mutual written consent at any time prior to the Closing;

(b) Buyer or Seller may terminate this Agreement if the Closing shall not have occurred on or before the date which is five (5) business days following the Effective Date (the “Closing Expiration Date”);

(c) Buyer may terminate this Agreement by giving written notice to the Seller at any time prior to the Closing (i) in the event Seller has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, Buyer has notified Seller of the breach, and the breach has continued without cure for a period of two (2) business days after the notice of breach or (ii) by reason of the failure of any condition precedent under Section 12 of this Agreement other than conditions with respect to actions the respective Parties will take at the Closing itself (unless the failure results from Buyer breaching any representation, warranty, or covenant contained in this Agreement);

(d) Seller may terminate this Agreement by giving written notice to the Buyer at any time prior to the Closing (i) in the event Buyer has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, Seller has notified Buyer of the breach, and the breach has continued without cure for a period of two (2) business days after the notice of breach or (ii) by reason of the failure of any condition precedent under Section 11 of this Agreement other than conditions with respect to actions the respective Parties will take at the Closing itself (unless the failure results from any Seller breaching any representation, warranty, or covenant contained in this Agreement); or

EXCEPT AS MORE SPECIFICALLY PROVIDED IN THIS SECTION 19.2, ANY TERMINATION OF THIS AGREEMENT SHALL ONLY BE EFFECTIVE UPON WRITTEN NOTICE, EXECUTED BY BUYER OR SELLER AS THE CASE MAY BE, AND DELIVERED HEREOF TO ALL OTHER PARTIES IN ACCORDANCE WITH SECTION 22.11.

19.3 EFFECTS OF TERMINATION. If terminated pursuant to Section 19.2 of this Agreement, this Agreement shall have no further force and effect without liability to any Party or any of their respective affiliates, officers, directors, managers, employees, agents, advisors or other representatives, except that (i) each Party shall maintain in confidence and not use for any other purpose any non-public confidential information of any other Party disclosed in connection with the transactions contemplated hereby, and (ii) the obligations of the Parties under Section 2.2 and Section 9.3 (unless the termination was due to an uncured default by Seller) and of this Section 19.2 of this Agreement shall remain in full force and effect. In addition, Eagle Crest will cause each of Buyer and Parent to change their company name with the Secretary of State of the State of Delaware so it does not include the words “Eagle Mountain” and will not include the word “Kaiser.”

20. ADDITIONAL OBLIGATIONS AND MATTERS.

20.1 RECORDS. At the Closing, Seller shall arrange for Buyer to take possession of (i) all books, records, documents, correspondence, tax records, minute books, corporate seals, accounting statements, financial records, check books and other similar items, engineering plans, surveys, historical documents (including the Town Site License Agreements) and other similar items of KEM, including all records relating to the KEM Assets and operations of KEM, and (ii) keys, lock combinations, passwords and other similar items of KEM (collectively “KEM Records”), unless otherwise agreed. Seller shall have the right to retain a copy of any and all KEM Records. Seller shall make available or cause to be made available to Buyer all records of Seller and its Affiliates pertaining directly to KEM, the operations of KEM or the KEM Assets. In addition, Buyer shall make available to either Seller or its designated representatives upon five (5) business days advance notice the KEM Records for review and copying (at the Seller’s expense) for tax and audit purposes, regulatory compliance and cooperation with governmental investigations or legal proceedings to the extent such Seller did not retain copies thereof. The provisions of this Section 20.1 shall expressly survive the Closing.

20.2 COMMISSION AND FEES PAYABLE BY SELLER. Seller shall indemnify and hold harmless Buyer from any brokerage commissions, success fees or other similar items payable to any person retained by Seller in connection with the transactions contemplated by this Agreement, including, without limitation, the Sale Transaction.

20.3 COMMISSIONS AND FEES PAYABLE BY BUYER. Buyer shall indemnify and hold harmless Seller from any brokerage commission, success fees or other similar items payable to any person retained by Buyer in connection with the transactions contemplated by this Agreement, including, without limitation, the Sale Transaction, and in connection with obtaining the financing for the Sale Transaction.

20.4 COOPERATION. Following Closing, so long as the Buyer Parties are in material compliance with their respective obligations to Seller and to EMMR pursuant to this Agreement and the other agreements referenced herein, Seller shall reasonably cooperate with Buyer and Eagle Crest to resolve outstanding matters with the U.S. Bureau of Land Management and other regulatory matters that may arise as suited to the objectives of the Project and provided that such cooperation does not materially interfere with the rights of Seller or EMMR under any agreement with the Buyer Parties, KEM, or the Shareholders. Buyer shall reimburse Seller for any reasonable out-of-pocket expenses Seller may incur in providing such cooperation.

21. TAX, PRORATION AND OTHER COVENANTS.

21.1 TAXES.

(a) Buyer and Seller acknowledge that KEM is a single member limited liability company whose existence as an entity separate from Seller is disregarded for income tax purposes. Buyer shall be responsible for all Taxes levied, assessed or incurred in any manner in connection with the KEM Units and any of the KEM Assets for any period, or portion of any period, beginning after the Closing Date, and Seller shall be responsible for all Taxes levied, assessed or incurred in any manner in connection with the KEM Units or the KEM Assets for any period, or portion of any period, ending on or prior to the Closing Date. For the sole purpose of appropriately apportioning any Taxes relating to a period that includes (but that does not end on) the Closing Date, the portion of such Tax that is attributable to the portion of such period that ends on the Closing Date shall, (i) in the case of income, sales and use Taxes and other transaction-based Taxes, be deemed to be equal to the amount which would be payable if such period ended at the close of business on the Closing Date; and (ii) in the case of real property Taxes, personal property Taxes and similar recurring Taxes imposed on the KEM Assets, be deemed to be the amount of such Taxes for the entire period multiplied by a fraction, the numerator of which is the number of calendar days in the period ending on the Closing Date, and the denominator of which is the number of calendar days in the entire period. Any Tax credits or refunds relating to a period that includes (but does not end on the Closing Date) shall be allocated between Seller and Buyer in the same proportion as the liability for such Tax to which the refund or credit relates. Buyer shall promptly pay over to the Seller its portion of such refunds or credits paid to or credited for the account of Buyer. Buyer will give Seller prompt notice of any communication from any Taxing authority regarding Taxes affecting any of the KEM Units or KEM prior to the Closing Date. The apportionment of taxes pursuant to this Section 21.1 shall be subject to post-Closing adjustments as necessary to reflect later relevant material information not available at Closing and to correct any material errors made at Closing with respect to such apportionments, and such adjustment shall be performed pursuant to the procedure outlined in Section 21.2, below. The provisions of this Section 21.1 shall expressly survive the Closing for a period of eighteen (18) months.

(b) All transfer, documentary, sales, use, value-added, gross receipts, stamp, occupation, property, ad valorem, excise, registration or other similar transfer Taxes incurred in connection with the transfer of the KEM Units pursuant to the terms of this Agreement, including, without limitation, all recording or filing fees, notarial fees and other similar costs of Closing, that may be imposed, payable, collectible or incurred shall be split equally between Buyer and Seller.

(c) The parties acknowledge and agree that Buyer’s acquisition of the KEM Units will be treated as an acquisition by Buyer of the KEM Assets for U.S. federal income tax purposes. SCHEDULE 21.1(C) sets forth the allocation of the Purchase Price among the KEM Assets by Seller and Buyer, prepared in accordance with section 1060 of the Code. The allocation shall be adjusted consistent with any post-closing adjustment made pursuant to this Agreement. The Parties agree to report for all Tax purposes the allocation of the Purchase Price in a manner consistent with SCHEDULE 21.1(C) and shall take no Tax position inconsistent or contrary thereto; provided, however, that nothing contained herein shall prevent Buyer or Seller from settling any proposed deficiency or adjustment by any taxing authority based upon or arising out of the allocation, and neither Buyer nor Seller shall be required to litigate before any court any proposed deficiency or adjustment by any taxing authority challenging such allocation.

21.2 PRORATIONS. Except as otherwise provided herein, rent, receivables, other amounts due KEM, and all amounts payable by KEM such as property taxes, accounts payable and other expenses shall be prorated as of the Closing Date. Seller and/or KEM, as applicable, shall pay or cause to be paid such amounts or an appropriate adjustment shall be made in the cash received by Seller at Closing or Seller and/or KEM shall cause sufficient working capital to remain in the accounts of KEM to pay such items when due. Any monies held in bank accounts of the KEM as of the Closing Date in excess of the amounts needed to satisfy Seller’s or KEM’s obligations under the preceding sentence, will be distributed by KEM to Seller through Escrow on the Closing Date. Prorations and adjustments contemplated under this Section 21.2 shall be subject to post-Closing adjustments as necessary to reflect later relevant material information not available at Closing (including any material liabilities which were to be prorated hereunder discovered after Closing but relating to the period prior to or including the Closing and any material adjustments required pursuant to Section 21.4(f), below) and to correct any material errors made at Closing with respect to such apportionments, and the Party receiving more than it was entitled to hereunder (the “Reimbursing Party”) shall reimburse the other Party (the “Reimbursed Party”) in the amount of such over payment within thirty (30) days after receiving written demand thereof from the Reimbursed Party. Such written demand by the Reimbursed Party shall be accompanied by reasonable proof of the Reimbursed Party’s right to payment. Both the Reimbursed Party and Reimbursing Party agree to cooperate in good faith to resolve any disputes regarding such adjustments. Notwithstanding the foregoing, such apportionments shall be deemed final and not subject to further post-Closing adjustment if no adjustments have been requested within six months (6) months after the Closing Date. Buyer and Seller further agree that (a) all rent prepaid by the County of Riverside under that certain Communications Tower Site Lease Agreement shall be transferred by KEM to Seller prior to Closing and will be retained by Seller, (b) the Settlement Agreement among KEM, Edison Construction, Inc. and Perrault Corporation, dated January 15, 2015, and the rights thereunder are expressly excluded from the KEM Assets and shall be assigned and transferred to Seller or EMMR at Closing pursuant to the Assignment of Contracts, and (c) all rent paid to KEM by FPN under the FPN Lease shall be retained by KEM at Closing without proration and not distributed to Seller. For the purposes of Sections 21.2 and 2.4, any information, adjustment, error or liability resulting in an expenditure or change of more than five thousand dollars ($5,000), individually or in the aggregate, shall be deemed “material”. Furthermore, the Burn Pit Holdback and Transformer Holdback shall be retained in Escrow at Closing and distributed pursuant to the terms of Section 21.11 below. The provisions of this Section 21.2 shall expressly survive the Closing for a period of eighteen (18) months.

21.3 INDEMNITY BY KEM. For a period of eighteen (18) months following the Closing, Buyer agrees to cause KEM (and its successors in interest) to indemnify, hold harmless and provide for advances of expenses for each individual who served as a manager or officer of KEM at any time period to the Closing Date (the “KEM Indemnitees”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities or amounts paid in settlement incurred in connection with any claim, whether civil, criminal, administrative or investigative, arising out of or pertaining to, matters existing or occurring at or prior to the Closing Date, whether asserted or claimed prior to, at or after the Closing Date, to the extent provided by the governing documents of KEM as of the date of this Agreement. Without limiting the foregoing, this indemnity obligation does not apply to claims arising under this Agreement against a KEM Indemnitee, if any. All of such rights to indemnification and to receive expense advances shall be in accordance with the provisions of the governing documents of KEM, and after the Closing Date Buyer shall not amend the KEM governing documents to be amended in such a manner that causes such provisions to be less favorable than the provisions of the governing documents of KEM as of the date of this Agreement. Seller will maintain D&O liability insurance policies following the Closing for at least eighteen (18) months to provide coverage with respect to the KEM Indemnitees and any indemnification obligation of KEM hereunder will be reduced by the proceeds of such policies if any. For the avoidance of doubt, if coverage under such D&O liability insurance policies is available, the KEM Indemnitees will look to such coverage in the first instance before seeking indemnity under this Section 21.3.

21.4 AFFIRMATIVE COVENANTS AND AGREEMENTS OF SELLER. From the date hereof until the earlier of the Closing, the Closing Expiration Date or the termination of this Agreement pursuant to Section 19.2 hereof, Seller will, and will cause KEM to:

(a) conduct the business and operations of KEM only in the ordinary course consistent with past practices so as to continue to preserve and continue to maintain in all material respects KEM’s and its Affiliates’ present business organization and relations and goodwill with their respective suppliers, customers and employees;

(b) maintain and preserve KEM’s rights, assets, permits and properties in their current state of condition and repair;

(c) maintain KEM’s books and records in a manner consistent with recent past practices;

(d) pay KEM’s debts, liabilities, taxes and other obligations when due through the Closing Date or provide sufficient funds to satisfy such debts, liabilities, taxes and other obligations as prorated in accordance with Section 21.2 above (it being understood that if Seller fails to provide sufficient funds thereby creating a deficiency Seller shall promptly pay or cause to be paid to KEM such amounts to correct such deficiency within ten (10) days’ notice thereof); and

(e) promptly notify Buyer of Seller’s Knowledge of any event or circumstance which is reasonably likely to have a material adverse effect on KEM or the KEM Assets, the KEM Units, or which may otherwise constitute a material adverse change in the condition and prospects (financial or otherwise) of KEM or cause the representations and warranties of Seller in this Agreement not to be true at the Closing or which would have a material adverse effect on the ability of Seller to consummate the Sale Transaction (all such events and circumstances contained in this sub-clause (e) are referred to herein as a “Material Adverse Effect”).

21.5 NEGATIVE COVENANTS AND AGREEMENTS OF SELLER. From the date hereof until the earlier of the Closing Expiration Date or the termination of this Agreement, without the prior written consent of Buyer, Seller will not, and will cause KEM not to:

(a) fail to comply in any material respect with any laws, ordinance, regulations or other governmental restrictions applicable to KEM;

(b) mortgage, pledge or otherwise encumber any of KEM Assets or otherwise cause KEM to become liable for any obligations or debts of others;

(c) authorize for issuance, issue, grant, sell, deliver, dispose of, pledge or otherwise encumber any ownership interests (or rights of any kind to acquire any ownership interest or any instrument that is convertible into or exercisable or exchangeable for any ownership interest) of KEM;

(d) except in the ordinary course of its business engage in or enter into any transaction or contract with respect to KEM or the KEM Assets;

(e) except as provided herein, employ any person by KEM or, except in the ordinary course of its business, allow KEM to become liable for any new consultant or service provider;

(f) amend any of KEM’s organizational or governing documents;

(g) modify, extend, cancel, amend or terminate any other material contract, or waive, release, compromise or assign any material rights or claims related to KEM or the KEM Assets except as contemplated by this Agreement;

(h) liquidate, dissolve or wind up or adopt a plan of complete or partial liquidation, dissolution or recapitalization with respect to KEM;

(i) make, or declare any dividend or distribution to the stock holders of KEM, other than as contemplated under this Agreement;

(j) sell, assign, transfer, convey, encumber with any lien, lease, license, abandon or otherwise dispose of any assets or properties that are material to the operation of the KEM’s business;

(k) in the case of KEM, acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all of the assets of, or otherwise acquire, any corporation, partnership, association, joint venture or other business organization or division thereof;

(l) in the case of KEM, make any loans, advances or capital contributions to, or investments in, any Person;

(m) in the case of KEM, authorize, or make any commitment with respect to, any capital expenditure that is in excess of $10,000;

(n) (1) make, modify or rescind any material tax election, change its method of tax accounting or any tax accounting period, amend any material tax return, settle any claim for material taxes or enter into any tax sharing contract, enter into any closing agreement with respect to material taxes, surrender any right to or claim for a refund of material taxes, take any action that would terminate or alter the application of any tax holiday or similar favorable Tax arrangement, or consent to any extension or waiver of the statute of limitations applicable to any material tax claim or assessment relating to the KEM, or (2) except as (A) required by GAAP or (B) required by any governmental authority, make any material change to any operating or accounting principles, methods or practices (including cash management, billing, discounts, credits, operating expenses, capital expenditures, accounts receivable collection and accounts payable practices);

(o) except as provided herein, initiate, pay, discharge or settle any litigation or other legal action, other than any such payment, discharge or settlement in the ordinary course of business consistent with past practice that involves solely monetary damages paid prior to the Closing Date; and

(p) make any commitment, enter into any agreement, or otherwise become obligated, to do any action prohibited under this Section 21.5.

21.6 NEGATIVE COVENANTS AND AGREEMENTS OF BUYER, PARENT AND EAGLE CREST. Buyer, Parent and Eagle Crest each hereby covenant and agree that neither they nor any of their respective shareholders (acting in their capacities as such shareholders) shall, from the date hereof until its respective obligations under the Security Documents (it being understood that Eagle Crest shall have no obligations with respect to the $19 Million Note) have been fully satisfied (a) amend any of the organizational or governing documents of Buyer or Eagle Crest or enter into any other agreement or instrument that would create or impose supermajority voting requirements (by the relevant governing body of such entity or by its equity owners) for any corporate or company action other than with respect to a vote on the filing of a voluntary bankruptcy (it being understood and agreed that a voluntary bankruptcy is any bankruptcy filing other than one made by a third party, unaffiliated creditor of a Buyer Party or an Affiliate solely because of the non-payment of debt by a Buyer Party or an Affiliate); (b) enter into any agreement or instrument that would dilute the ownership interests of the Parent in Buyer, issue additional equity interests of Buyer of any kind (whether or not convertible) except pursuant to any stock options vested as of the Closing Date, or incur additional debt unless the holders of such additional equity interests or additional debt become parties to the applicable Security Documents; provided, however, that if the proceeds of any such issuance or incurrence are used to pay, directly or indirectly, all amounts due with respect to either the $4.25 Million Note or the $19 Million Note in full, then such issuance and/or incurrence shall be permitted and the holders of such additional equity interests or debt shall not be required to become parties to the applicable Security Documents; (c) dilute the ownership interest of Buyer in KEM in any respect; or (d) take any action that results in the termination of the existence of Parent, Buyer, Eagle Crest or KEM, whether by reorganization, winding up, merger, dissolution or otherwise. In addition, Eagle Crest hereby covenants and agrees that, until the $4.25 Million Note has been fully satisfied, it will not transfer the License to any other person or entity other than a wholly-owned subsidiary of Eagle Crest; provided that if Eagle Crest transfers the FERC License to a wholly-owned subsidiary, a pledge of the equity interests of that wholly-owned subsidiary pursuant to terms substantially similar to the Shareholder Pledge Agreement may be substituted for the pledge of the Securities under the Shareholder Pledge Agreement.

21.7 EXCLUDED LIABILITIES. Notwithstanding anything to the contrary contained herein, KEM shall not retain, and Buyer shall not acquire (i) any liabilities associated with the Eagle Mountain Railroad or the Railroad Assets arising prior to the Closing Date, (ii) any liabilities associated with or set forth within that certain California Strategies Contract dated January 21, 2014 by and between California Strategies, LLC and Seller, and (iii) any liabilities of Seller or its Affiliates other than those directly associated with the ownership and operation by KEM of the Eagle Mountain Property and KEM Assets (except to the extent otherwise addressed in this Section 21.7) (collectively, the “Excluded Liabilities”). The term Excluded Liabilities shall not include liabilities arising because of the conduct of the Buyer Parties or any of their respective Affiliates all of which will remain liabilities of Buyer Parties and their respective Affiliates. All liabilities of KEM existing prior to the Closing or arising after the Closing, other than the Excluded Liabilities, shall be referred to herein as the “Assumed Liabilities”.

21.8 COVENANT TO CONVEY THE EAGLE MOUNTAIN PROPERTY. Seller hereby covenants and agrees that Seller shall execute and deliver, and cause its Affiliates to execute and deliver, such further instruments of sale, transfer, conveyance and assignment and to take other such action as may be necessary to vest in KEM title to all of the Eagle Mountain Property, if any, that might be held in the name of Seller or its Affiliates. The provisions of this Section 21.8 shall expressly survive the Closing.

21.9 LEASES.

(a) Seller and Buyer have agreed to a form of office lease substantially in the form attached here to as Exhibit “DD” (the “Office Lease”) to be entered into if EMMR, or any permitted assignee of EMMR under the Mining Lease, wishes to occupy certain office premises at the Eagle Mountain Property after the Closing on the terms provided therein; provided, however, that entry into the Office Lease is not a condition of Closing and is not required of EMMR or any other party.

(b) Seller and Buyer have agreed to the form of that certain Warehouse and Maintenance Lease attached hereto as Exhibit “EE” (the “Warehouse and Maintenance Lease”) pursuant to which KEM shall lease space within the Maintenance Building to EMMR and and grant EMMR an option to lease additional space within the Warehouse on the terms provided therein. As of the date hereof, the premises to be leased to EMMR under the Warehouse and Maintenance Lease are currently leased to FPN-USA, Inc. (“FPN”) pursuant to that certain Warehouse and Maintenance Lease dated June 24, 2015 (the “FPN Lease”), attached hereto as Exhibit “FF”. Should EMMR’s interest in the Mining Agreement be assigned to FPN purusant to the terms thereof, (i) the FPN Lease shall terminate, (ii) KEM and EMMR shall enter into the Warehouse and Maintenance Lease, and (iii) EMMR and FPN shall enter into a sublease pursuant to a sublease agreement substantially in the form of the Warehouse and Maintenance Lease or EMMR shall be permitted to assign its interest in the Warehouse and Maintenance Lease pursuant to the provisions thereof. Should the FPN Lease expire or be terminated prior to any permitted assignment of the Mining Lease, EMMR and KEM shall enter into the Warehouse and Maintenance Lease upon such termination or expiration of the FPN Lease. The provisions of this Section 21.9 shall survive the Closing.

21.10 INDEMNIFICATION. The Parties shall indemnify each other as set forth below:

(a) Subject to Section 21.3, the Seller Parties hereby agree to indemnify and hold harmless the Buyer Parties and their Affiliates and, without duplication, KEM, and the respective successors and assigns of the foregoing (collectively, the “Buyer Indemnified Parties”) from, and to reimburse the Buyer Indemnified Parties for any and all Losses (including any reasonable Legal Expenses) (the “Buyer Losses”) arising from, relating to or caused by:

(i) any breach of any representation or warranty of the Seller Parties contained in Article 14 of this Agreement (each, a “Seller Representation” and, collectively, the “Seller Representations”) (it being understood and agreed that for purposes of determining whether there has been any breach of any representation or warranty and for purposes of calculating the amount of any Buyer Losses arising therefrom under this Section 21.10, the Seller Representations shall not be deemed to be qualified by any concept of “material”, “materiality”, “Material Adverse Effect” or similar qualification, except as explicitly specified therein);

(ii) any breach by any Seller Party of its covenants, undertakings or agreements contained in this Agreement;

(iii) any of the Excluded Liabilities; or

(iv) the Seller Parties’ performance of the Environmental Covenants;

provided, however, the Seller Parties will have no obligation to indemnify a Buyer Indemnified Party for any Buyer Losses or group of items of Buyer Losses arising out of the same event (x) where the total Buyer Losses are less than Fifty Thousand Dollars ($50,000), (y) to the extent the Buyer Losses are caused by or attributable to the negligence or willful misconduct of the Buyer Indemnified Party, or (z) to the extent the Buyer Losses are caused by or attributable to any breach of this Agreement by the Buyer Parties. Without limiting the foregoing, until the total of Buyer Losses exceed One Hundred Thousand Dollars ($100,000) no claim for indemnification may be made by a Buyer Party hereunder and if the Buyer Losses exceed the One Hundred Thousand Dollars ($100,000) basket, the Buyer Parties may only seek to recover amounts over the Fifty Thousand Dollars ($50,000) de minimis threshold.

(b) Subject to Section 21.3, the Buyer Parties hereby agrees to indemnify and hold harmless the Seller Parties from, and to reimburse the Seller Parties for any Losses (including any reasonable Legal Expenses) (the “Seller Losses”), arising from, relating to or caused by:

(i) any breach (as of immediately prior to the Closing) of any representation or warranty of a Buyer Party contained in Article 15 of this Agreement as though made, as written herein, immediately prior to the Closing (each, a “Buyer Representation” and, collectively, the “Buyer Representations”) (it being understood and agreed that for purposes of determining whether there has been any breach of any representation or warranty and for purposes of calculating the amount of any Buyer Losses arising therefrom under this Section 21.10, the Buyer Representations shall not be deemed to be qualified by any concept of “material”, “materiality”, “Material Adverse Effect” or similar qualification, except as explicitly specified therein); or

(ii) any breach by a Buyer Party of its covenants, undertakings or agreements contained in this Agreement; or

(iii) any of the Assumed Liabilities.

provided, however, the Buyer Parties will have no obligation to indemnify a Seller Party for any Seller Losses or group of items of Seller Losses arising out of the same event (x) where the total of the Seller Losses are less than Fifty Thousand Dollars ($50,000), (y) to the extent the Seller Losses are caused by or attributable to the negligence or willful misconduct of the Seller Party, or (z) to the extent the Seller Losses are caused by or attributable to any breach of this Agreement by a Seller Party. Without limiting the forgoing, until the total of all Seller Losses exceed One Hundred Thousand Dollars ($100,000) no claim for indemnification may be made by a Seller Party hereunder and if all Seller Losses exceed the One Hundred Thousand Dollars ($100,000) basket, the Seller Parties may only seek to recover amounts over the Fifty Thousand Dollars ($50,000) de minimis threshold.

(c) As promptly as practicable, and in any event within thirty (30) days, after a Party shall receive any notice of, or otherwise become aware of, the commencement of any action, suit or proceeding, the assertion of any claim, the occurrence of any event, the existence of any fact or circumstance, or the incurrence of any Losses, for which indemnification is provided for, by Section 21.01(a) or 21.10(b) (an “Indemnification Event”), the Party entitled to such indemnification (an “Indemnified Party”) shall give written notice (an “Indemnification Claim”) to the Party from which such indemnification is (or, under such assumption, could be) sought (an “Indemnifying Party”) describing in reasonable detail the Indemnification Event and the basis on which indemnification is (or, under such assumption, could be) sought. If the Indemnifying Party is not so notified by the Indemnified Party within thirty (30) days after the date of the receipt by the Indemnified Party or any of its Affiliates of notice of, or of the Indemnified Party or any of its Affiliates otherwise becoming aware of, any particular Indemnification Event, to the extent that such Indemnifying Party is materially prejudiced as a consequence of such failure, the Indemnifying Party shall be relieved of all liability hereunder in respect of such Indemnification Event, and in the event that such Indemnifying Party is materially prejudiced or harmed as a consequence of such failure the Indemnifying Party shall not be liable for any expenses directly related to the Losses from such Indemnification Event incurred during the period in which the Indemnified Party was overdue in giving, and had not given, such notice.

(d) If any Indemnification Event involves the claim of any third party (a “Third-Party Claim”), the Indemnifying Party (the “Controlling Person”) shall (whether or not the Indemnified Party is entitled to claim indemnification under Section 15.1 or 15.2, as the case may be) be entitled to, and the Indemnified Party shall provide the Controlling Person with the right to, participate in, and assume sole control over, the defense and settlement of such Third-Party Claim (with counsel reasonably satisfactory to the Indemnified Party); provided, however, that (i) the Indemnified Party shall be entitled to participate in the defense of such Third-Party Claim and to employ counsel at its own expense to assist in the handling of such Third-Party Claim, and (ii) the Controlling Person shall obtain the prior written approval of the Indemnified Party before entering into any settlement of such Third-Party Claim or ceasing to defend against such Third-Party Claim if (x) as a result of such settlement, consenting to the entry of any judgment or ceasing to defend, injunctive relief or other equitable relief would be imposed against the Indemnified Party, (y) in the case of a settlement or consenting to the entry of any judgment, the Indemnified Party would not thereby receive from the claimant an unconditional release from all further liability and obligations in respect of such Third-Party Claim or (z) as a result of such settlement, consenting to the entry of any judgment or ceasing to defend, may reasonably be expected to have an adverse effect on the affected business of the Indemnified Party. After written notice by the Controlling Person to the Indemnified Party of its election to assume control of the defense of any such Third-Party Claim, the Indemnifying Party shall not be liable hereunder to indemnify any Person for any Legal Expenses subsequently incurred in connection therewith. If the Controlling Person does not assume sole control over the defense or settlement of such Third-Party Claim as provided in this Section 21.10(d) within a reasonable period of time, or, after assuming such control, fails to defend against such Third-Party Claim (it being agreed that settlement of such Third-Party Claim does not constitute such a failure to defend), the Indemnified Party shall have the right (as to itself) to defend and, upon obtaining the written consent of the Controlling Person, settle the claim in such manner as it may deem appropriate, and the Indemnifying Party shall promptly reimburse the Indemnified Party therefor in accordance with (and to the extent provided for in) Section 21.1(a) or 21.10(b), as appropriate. Notwithstanding the foregoing provisions of this Section 21.10(d), the Indemnified Party shall have the right at all times to take over and assume the control (as to itself) of the defense or settlement of any Third-Party Claim; provided, however, that in such event the Indemnifying Party shall cease to have any obligation under Section 21.10(a) or 21.10(b), as the case may be, in respect of such Third-Party Claim. The Indemnifying Party shall not be liable under this Section 15 for any settlement or compromise effected without its consent.

(e) The Indemnified Party and the Indemnifying Party shall each cooperate fully (and shall each cause its Affiliates to cooperate fully) with the other in the defense or prosecution of any Third-Party Claim pursuant to Section 21.10(d). Without limiting the generality of the foregoing, each such Person shall furnish the other such Person (at the expense of the

Indemnifying Party) with such documentary or other evidence as is then in its or any of its Affiliates’ possession and such other information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith as may reasonably be requested by the other Person for the purpose of defending against any such Third-Party Claim. The Parties hereby agree to use commercially reasonable efforts to mitigate any Loss that may be incurred in accordance with applicable Laws.

(f) Upon payment of any amount pursuant to any Indemnification Claim, the Indemnifying Party shall be subrogated, to the extent of such payment, to all of the Indemnified Party’s rights of recovery (and, if Seller is the Indemnifying Party, the Indemnified Party shall cause Seller to be subrogated to all of Buyer’s and the KEM’s rights of recovery) against any third party with respect to the matters to which such Indemnification Claim relates.

(g) If at any time subsequent to the receipt by an Indemnified Party of an indemnity payment hereunder, such Indemnified Party (or any Affiliate thereof) receives any recovery, settlement or other similar payment with respect to the Losses for which it received such indemnity payment (including, without limitation, under any insurance policy for which a claim is made under Section 21.10(h) (a “Recovery”), such Indemnified Party shall promptly pay to the Indemnifying Party an amount equal to the amount of such Recovery, less any expense incurred by such Indemnified Party (or its Affiliates) in connection with such Recovery, but in no event shall any such payment exceed the amount of such indemnity payment.

(h) Nothing in this Section 21.10 shall be deemed to prevent a Party from making a claim under any available insurance policy, in addition to pursuing indemnification under this Agreement.

(i) Neither Buyer nor any other Buyer Indemnified Party shall have any right-of-off set, including, but not limited to, under this Section 21.10, against any amounts that may now or hereafter by owed to Seller (or its successors and assigns) by Buyer, any Buyer Indemnified Party and any other party guarantying of securing any such amounts including, but not limited to, the $4.25 Million Note and the $19 Million Note.

(j) As used in this Agreement, (A) “Legal Expenses” means the reasonable fees, costs and expenses of any kind incurred by any Person indemnified under this Section 21.10 and its counsel in investigating, preparing for, defending against, prosecuting or providing evidence, providing testimony, producing documents, negotiating and entering into settlements or taking other action with respect to any threatened or asserted claim; (B) “Loss” or “Losses” means all losses, damages, liabilities, fines, penalties and claims, and fees, costs and expenses of any kind related thereto (including attorneys’ fees). Notwithstanding anything to the contrary contained in this Agreement, Losses shall not include lost profits or consequential, special or punitive damages (other than those required to be paid to a third party pursuant to a Third-Party Claim); and (C) “Person” means any individual, corporation, partnership, limited liability company, investment company, joint venture, association, joint stock company, mutual fund, trust (including any beneficiary thereof), unincorporated organization or government or any agency or political subdivision thereof.

21.11 ENVIRONMENTAL COVENANTS.

(a) Seller and Buyer hereby covenant and agree to perform the environmental covenants with respect to certain areas on the Eagle Mountain Property as set forth in Schedule 21.11 (the “Environmental Covenants”).

22. MISCELLANEOUS PROVISIONS.

22.1 EXPENSES. Except as otherwise provided herein, no Party hereto shall be responsible for the payment of any other Party’s expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby, including, without limitation, the Sale Transaction. Notwithstanding anything to the contrary contained herein, Seller shall be responsible for the payment of any fees and/or premiums associated with both the Seller Title Policy and Buyer Title Policy.

22.2 TIME IS OF THE ESSENCE. The Seller Parties and the Buyer Parties hereby acknowledge and agree that time is strictly of the essence with respect to each and every term, condition, obligation and provision hereof and that failure to timely perform any of the terms, conditions, obligations, or provisions hereof by any Party shall constitute a material breach of, and a non-curable (but waivable) default under, this Agreement by the Party failing to so perform.

22.3 COMPUTATION OF TIME. All references to “days” shall mean calendar days unless otherwise specifically set forth herein. If the last day for any period or any date pursuant to this Agreement is a weekend or a holiday recognized in California, such last day or date shall automatically be deemed to be the next succeeding business day. A day shall be construed as a business day if banks are open for business on that day in Riverside County, California, but a business day shall not include a Sunday or Saturday.

22.4 THIRD PARTY BENEFICIARIES. Except as expressly provided in this Agreement, the terms and provisions of this Agreement are intended solely for the benefit of each Party hereto and its respective successors and assigns, and it is not the intention of the Parties to confer third party beneficiary rights upon any other person or entity.

22.5 DEFINITION OF AFFILIATE. For purposes of this Agreement, “Affiliate” shall mean with respect to any person or entity, another person or entity that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such person or entity. With respect to Seller, Seller’s Affiliates shall be deemed to include, but are not limited to, KEM prior to the Closing, EMMR and Lake Tamarisk. With respect to Buyer, Buyer’s Affiliates shall be deemed to include, Parent, Parent’s owners, Eagle Crest, the Eagle Crest Shareholders, KEM after the Closing, and their respective successors and assigns.

22.6 WAIVER. No Party shall be deemed to have waived any right which such Party has under this Agreement, unless this Agreement expressly provides a period of time within which such right may be exercised and such time period has expired, or unless such Party has expressly waived the same in writing or unless this Agreement specifies that a waiver shall be deemed to have occurred. Any failure on the part of any Party hereto to comply with any of its obligations, agreements or conditions hereunder may be waived in writing by the Party to whom such compliance is owed. The waiver by either Party of a right, claim, default, by the other Party shall not be deemed a waiver of any other right, claim or default or any subsequent default of the same kind.

22.7 GOVERNING LAW; SUBMISSION TO JURISDICTION; WAIVERS. Each Party hereby irrevocably and unconditionally:

(a) agrees that this Agreement shall be governed by, and interpreted in accordance with, the laws of the State of California, without regard to the conflict of law principles thereof;

(b) (i) agrees that any suit, action or proceeding instituted against it or it by the other Party with respect to this Agreement or any Transaction Document may be instituted, and that any suit, action or proceeding by it or it against the other Party with respect to this Agreement or any such Transaction Document shall be instituted in such state or federal court with competent jurisdiction in the State of California as the party instituting such suit, action or proceeding may in its or its sole discretion elect, (ii) consents and submits, for itself or itself and its or its property, to the jurisdiction of such courts for the purpose of any such suit, action or proceeding instituted against it or it by the other Party and (iii) agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law;

(c) (i) waives any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any Transaction Document brought in any court specified in Section 22.7(b), (ii) waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum and (iii) agrees not to plead or claim either of the foregoing; and

(d) If any action or proceeding relating to this Agreement or any of the Transaction Documents or the enforcement of any provision of this Agreement or any of the Transaction Documents is brought against any party hereto, the prevailing party shall be entitled to recover from the non-prevailing party reasonable attorneys’ fees, costs and disbursements in addition to any other relief to which the prevailing party may be entitled and if any appeal is taken from such decision, reasonable attorney fees and costs as determined on appeal.

22.8 BINDING EFFECT AND RESTRICTIONS ON ASSIGNMENT BY BUYER. This Agreement shall be binding upon the Parties hereto and inure to the benefit of the Parties, their respective successors and permitted assigns. Buyer may not assign this Agreement, in whole or in part, to any other entity or person without the prior written consent of Seller which consent shall not be unreasonably withheld.

22.9 ENTIRE AGREEMENT. This Agreement, the Exhibits and Schedules hereto, the Escrow Agreement, the other agreements referenced herein and the Confidentiality Agreement constitute the entire agreement of the Parties covering everything agreed upon or understood with respect to this Agreement and the consummation of the transactions contemplated hereby and thereby, including, without limitation, the Sale Transaction. The Exhibits and Schedules hereto are a part of this Agreement and are incorporate herein by their reference. The terms defined in the Recitals to this Agreement shall also be a part of this Agreement. The Parties are executing and carrying out this Agreement in reliance solely on the representations, warranties and covenants and agreements contained in this Agreement. This Agreement may not be amended or modified except by a written document executed by the Seller Parties and the Buyer Parties. An amendment by the Buyer Parties or by the Seller Parties shall only be effective if (a) it is in writing and signed by the Buyer Parties and the Seller Parties, (b) it specifically refers to this Agreement and (c) it specifically states that the Buyer Parties and/or the Seller Parties, as the case may be, is amending its rights hereunder. Any such amendment or modification shall be effective only in the specific instance and for the purpose for which it was given.

22.10 HEADINGS. The headings in this Agreement are inserted only as a matter of convenience, and in no way define, limit, extend or interpret the scope of this Agreement or of any particular paragraph.

22.11 NOTICES. Any notices, demands or other communications required or permitted to be given by any provision of this Agreement or which any Party may desire to give the other shall be given in writing, delivered personally or sent by certified mail, postage pre-paid, facsimile, or by Federal Express or similar generally recognized delivery service regularly providing proof of delivery, addressed to a Party, at the addresses set forth below, or to such other address as said Party may hereafter or from time to time designate by written notice to the other Party. Notice by United States Postal Service or delivery service as provided herein shall be considered given on the earlier of the date on which said notice is actually received by the Party to whom such notice is addressed, or as of the date of delivery, whether accepted or refused, established by the United States Postal service return receipt or such overnight carrier’s proof of delivery, as the case may be. Any such notice given by facsimile shall be deemed given upon receipt of the same by the Party to which it is addressed; provided, however, any facsimile sent after 4:00 p.m. (California time) shall be deemed received on the next succeeding business day.

TO A SELLER PARTY:	WITH A COPY TO:

CIL&D, LLC	CIL&D, LLC
337 N. Vineyard Ave., 4th Floor	337 N. Vineyard, 4th Floor
Ontario, CA 91764	Ontario, CA 91764
Attn.: Richard E. Stoddard	Attn.: Terry Cook
Telephone: 909.483.8501	Telephone: 909.483.8511
Facsimile: 909.944.6605	Facsimile: 909.944.6605

TO BUYER:	WITH A COPY TO
(which shall not constitute notice):

EAGLE MOUNTAIN ACQUISITION LLC	LATHAM & WATKINS LLP
c/o Eagle Crest Energy Company	355 S. Grand Ave
3000 Ocean Park Blvd, Suite 1020	Los Angeles, CA 90071-1560
Santa Monica, CA 90405	Attn: Kevin Ehrhart
Attn.: J. Douglas Divine	Telephone: 213.485.1234
Telephone: 310.450.9090	Facsimile: 213.891.8763
Facsimile: 310.450.9494

TO PARENT:	WITH A COPY TO
(which shall not constitute notice):

EAGLE MOUNTAIN LLC	LATHAM & WATKINS LLP
c/o Eagle Crest Energy Company	355 S. Grand Ave
3000 Ocean Park Blvd, Suite 1020	Los Angeles, CA 90071-1560
Santa Monica, CA 90405	Attn: Kevin Ehrhart
Attn.: J. Douglas Divine	Telephone: 213.485.1234
Telephone: 310.450.9090	Facsimile: 213.891.8763
Facsimile: 310.450.9494

TO EAGLE CREST:	WITH A COPY TO
(which shall not constitute notice):

EAGLE CREST ENERGY COMPANY	LATHAM & WATKINS LLP
c/o Eagle Crest Energy Company	355 S. Grand Ave
3000 Ocean Park Blvd, Suite 1020	Los Angeles, CA 90071-1560
Santa Monica, CA 90405	Attn: Kevin Ehrhart
Attn.: J. Douglas Divine	Telephone: 213.485.1234
Telephone: 310.450.9090	Facsimile: 213.891.8763
Facsimile: 310.450.9494

22.12 COUNTERPARTS. This Agreement may be executed in two counterparts, each of which when executed shall be deemed an original, but both of which when taken together shall constitute one and the same instrument. Facsimile signatures on this Agreement are acceptable, provided that original signatures are presented to the parties promptly thereafter.

22.13 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions completed hereby are fulfilled to the extent possible.

22.14 RESERVED.

22.15 SCHEDULES. All sections of the Schedules referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein. The Schedules shall be arranged in sections corresponding to the numbered and lettered sections and subsections contained in Article 14, and the disclosures in any section or subsection of the Schedules shall qualify other sections and subsections in Article 14 only to the extent it is readily apparent from a reading of the disclosure that such disclosure is applicable to such other sections and subsections. Neither the specification (directly or indirectly by reference to a defined term hereof) of any dollar amount in any representation or warranty contained in, or other provision of, this Agreement shall be deemed to vary the definition of “Material Adverse Effect” or to imply that such amount, or higher or lower amounts, or the item so included or other items, are or are not material.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the Parties have executed this Agreement to be effective as of the day and year first above written.

“BUYER”

EAGLE MOUNTAIN ACQUISITION LLC, a Delaware limited liability company

By:	/s/ Doug Divine
	Name:	Doug Divine
	Title:	Authorized Person

[Signatures continue on the following page]

(Signature page to KEM Units Purchase Agreement – Eagle Mountain)

“PARENT”

EAGLE MOUNTAIN LLC, a Delaware limited liability company

By:	/s/ Doug Divine
	Name:	Doug Divine
	Title:	Authorized Person

[Signatures continue on the following page]

(Signature page to KEM Units Purchase Agreement – Eagle Mountain)

“EAGLE CREST”

EAGLE CREST ENERGY COMPANY, a California corporation

By:	/s/ Doug Divine
	Name:	Doug Divine
	Title:	Authorized Person

[Signatures continue on the following page]

(Signature page to KEM Units Purchase Agreement – Eagle Mountain)

“SELLER”

CIL&D, LLC, a Delaware limited liability company

By:	/s/ Richard E. Stoddard
	Name:	Richard E. Stoddard
	Title:	Managing Liquidation Director

[Signatures continue on the following page]

(Signature page to KEM Units Purchase Agreement – Eagle Mountain)

“KEM”

KAISER EAGLE MOUNTAIN, LLC, a Delaware limited liability company

By:	/s/ Richard E. Stoddard
	Name:	Richard E. Stoddard
	Title:	President

[Signatures continue on the following page]

(Signature page to KEM Units Purchase Agreement – Eagle Mountain)

“EMMR”

EAGLE MOUNTAIN MINING & RAILROAD COMPANY, LLC, a Delaware limited liability company

By:	/s/ Richard E. Stoddard
	Name:	Richard E. Stoddard
	Title:	President

(Signature page to KEM Units Purchase Agreement – Eagle Mountain)

THE EXHIBITS AND/OR SCHEDULES TO THIS AGREEMENT

OR INSTRUMENT ARE NOT BEING FILED BUT WILL BE

FURNISHED TO THE SECURITIES AND EXCHANGE

COMMISSION UPON THE REQUEST OF THE SECURITIES AND

EXCHANGE COMMISSION.